EXHIBIT A

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into as of April 3, 2005, between (i) TIM International, N.V., a company organized and existing under the laws of The Netherlands, with registered offices at Strawinskylaan 1629, 1077 XX Amsterdam (“Seller”), and (ii) A.C.V. FINANCE Consulting Services, Buying and Selling of Real Property, Agencies, Holdings Société Anonyme (to be renamed Troy GAC Telecommunications Société Anonyme), a company organized and existing under the laws of Greece, with registered offices at 2, Ag. Theodoron Square and Evripidou Street, GR-105 61 Athens, Greece (“Buyer”). Seller and Buyer are hereinafter collectively and severally referred to as the “Parties” and the “Party”.

R E C I T A L S

     WHEREAS, Seller owns 67,831,121 common registered shares and other securities of the Company (as defined below) representing 80.87 % of the Company’s paid-up share capital and voting rights;

     WHEREAS, Buyer is a company wholly owned by Troy II and wholly owned indirectly by Apax WW Nominees LTD. and TPG Partners IV, L.P., that desires to acquire 100% of the share capital and voting rights of the Company (the “Acquisition”); and

     WHEREAS, as an initial but independent step in connection with the Acquisition, Buyer desires to purchase, and Seller desires to sell, all of the Company Stock (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 General.

      For all purposes of this Agreement (as defined below), except as otherwise expressly provided:

     (a) the terms defined in this Article I have the meanings ascribed to them herein, and include the plural as well as the singular,

     (b) all accounting terms not otherwise defined herein, when used in connection with the financial statements of the Company, shall have the meanings ascribed thereto under GAAP or U.S. GAAP, as the context requires,

     (c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

      (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

     (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.2 Definitions.

     As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

      “Acquisition” is defined in the recitals.

     “Action” means any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or Public Authority.

     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, however, that with respect to Seller or an Affiliate of Seller, the term “Affiliate” of such Person shall not include the shareholders or controlling Persons (other than executive officers) of Telecom Italia S.p.A. For purposes of this Agreement the term “control” means (including with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the direct or indirect ownership of voting securities, by contract or otherwise. For greater certainty, an investment fund, directly or indirectly, managed by a Person, or any of such Person’s Affiliates, shall be considered as controlled by such Person.

      “AFM” means the Dutch Financial Markets Authority (Autoriteit Financiële Markten).

     “Agreement” means this Stock Purchase Agreement by and between Buyer and Seller as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

     “Approval” means any approval, authorization, consent, clearance, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Public Authority or any other Person in order to complete the transactions contemplated by this Agreement.

      “Articles Amendment” is defined in Section 6.17.

     “Bonus Agreement” means an agreement to be entered into following the date of this Agreement but prior to the Closing Date, between the Company, Seller and/or any of Seller’s Affiliates on the one hand and Socrates Kominakis on the other hand, providing for the payment of a bonus to Mr. Kominakis up to the amount set forth in Section 6.22, in connection with, or as a result of, the transactions contemplated by this Agreement.

      “Business” means the telecommunications products and services business of the Company.

     “Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in England, Greece, Italy, The Netherlands or New York, generally are closed for business.

      “Buyer” is defined in the preamble.

      “Buyer Maximum Aggregate Liability” is defined in Section 9.2(c).

     “Closing” means the consummation of the purchase and sale of the Company Stock, in accordance with Section 2.2.

      “Closing Date” means the date on which the Closing is consummated in accordance with this Agreement.

     “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     “Company” is TIM Hellas Telecommunications S.A., a company (anonymos etairia) organized and existing under the laws of Greece, with Greek corporate number 27039/01AT/B/92/1961, Greek tax registration number 094353143 and registered office at 66 Kifissias Avenue, 15125 Maroussi, Athens, Greece.

     “Company Articles of Association” means the Articles of Association of the Company as in effect on the date of this Agreement.

      “Company Law” means Greek codified law 2190/1920 on societes anonymes, as in force from time to time.

     “Company Stock” means, (i) as of the date of this Agreement, 67,722,621 common registered shares of the Company and other securities in the form of American Depositary Receipts or Dutch Depositary Receipts representing 108,500 common registered shares of the Company, and (ii) as of the Closing Date, 67,831,121 common registered shares of the Company, in each case representing in the aggregate 80.87% of the paid-up share capital and voting rights of the Company owned by Seller.

      “Confidentiality Agreement” is defined in Section 10.9.

     “Contract” means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     “Disclosure Schedule” means the record delivered to Buyer by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

     “Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, mortgage, preferential right, restriction or encumbrance of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable securities laws.

     “Euro” or “€” means the single currency of the member states of the European Communities, adopted in accordance with legislation of the European Union.

     “EU Merger Regulation” means the European Union Council Regulation (EC) No. 139/2004, together with any implementing rules and regulations, in each case as in force from time to time.

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Exempted Employees” is defined in Section 6.6.

     “Financial Debt” means all financial obligations of the Company under U.S. GAAP (i) for borrowed money (including accrued interest), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases and other off-balance sheet financing arrangements, (iv) in respect of the net present value of the financial obligations under the Telecommunications License described in clause (iii) of the definition thereof and (v) without duplication with any other financial obligations in clauses (i) through (iv) above, financial obligations in the nature of guarantees of the obligations described in clauses (i) through (iv) above.

      “Form 20-F” is defined in Section 6.14(a).

     “GAAP” means generally accepted accounting principles in Italy, in conformity with Italian Law governing financial statements, as applied by the Telecom Italia S.p.A. group in compliance with Law.

      “Guarantees” is defined in Section 6.8.

      “ICC” is defined in Section 10.4(b).

     “Indemnifiable Claim” means any Loss for or against which any Party is entitled to indemnification under this Agreement.

      “Indemnified Party” is defined in Section 9.3(a).

      “Indemnifying Party” is defined in Section 9.3(a).

     “Intellectual Property” means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (A) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, domain names and other similar indications of origin, and designs or applications for designs as defined in Regulation No.6 of 2002 issued by the Council of the European Communities on December 12, 2001 according to European Union Directive No. 988-71-CE dated October 18, 1998; (B) issued patents and pending patent applications; (C) trade secrets, business, technical and know how information; and (D) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software).

     “Law” means any constitutional provision, statute or other law, rule, regulation, ordinance, Order or other binding action or requirement of any Public Authority.

      “Leased Real Property” is defined in Section 4.13.

      “Licensed Intellectual Property” is defined in Section 4.11.

     “Loss” means any cost, damage, disbursement, expense, liability, loss, Tax, deficiency, penalty or settlement of any kind or nature, including but not limited to, reasonable legal, accounting and other professional fees and expenses incurred in the assessment, investigation, collection, prosecution and defense of lawsuits, allegations, demands or claims (including, without limitation, demands, allegations, orders or other actions by any Public Authority or any other third party) and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person (net of any actual associated Tax benefits realized as determined reasonably and in good faith); provided, however, that extraordinary, consequential or punitive damages, including but not limited to loss of revenue or income or loss of business reputation or opportunity, shall not constitute Losses for purposes of this Agreement, except to the extent a Party or the Company is required to pay such damages to a third party who is not an Affiliate of such Party.

     “Management Accounts” means the internal financial reports prepared by the management of the Company in accordance with the Company’s past practice as disclosed to Buyer prior to the date of this Agreement.

     “Material Adverse Effect” means a material and adverse effect on the Business, assets or financial condition of the Company, but excluding any change or development after the date of this Agreement resulting from (i) any changes in Law or interpretations thereof; (ii) changes in interest rates, general international economic, financial, monetary or political conditions or economic, financial, monetary or political conditions in Greece, Italy, The Netherlands, the United States of America or European Union; (iii) changes affecting the telecommunications business in Greece, Italy, The Netherlands, the United States of America or European Union, generally; (iv) changes affecting the Company provided for in management or business plans, budgets or capital expenditure plans previously delivered to Buyer; (v) any adverse change generally affecting securities or capital markets; (vi) any adverse change generally affecting the Business, assets or financial condition of the Company resulting from or relating to the execution or announcement of this Agreement and the transactions contemplated or connected hereby; (vii) any general suspension of trading in, or limitation on prices for, securities on the NASDAQ Stock Market or Euronext; (viii) increase or decrease in trading price or trading volume of the Company’s American Depositary Receipts or Dutch Depositary Receipts representing common shares of the Company; (ix) any acts of God, acts of civil or military authorities, civil or disturbances, wars or acts of terrorism; or (x) deterioration of the operating results of the Company since the date of this Agreement (other than as a direct result of breach of the representations and warranties of Seller in this Agreement).

      “Material Contract” is defined in Section 4.9.

      “Merger” is defined in Section 2.5.

      “Net Debt” is defined in Section 4.4(e).

      “Net Debt Schedule” is defined in Section 4.4(e).

      “Noncompete Agreement” is defined in Section 6.13(c).

      “NTPC” means the National Telecommunications and Posts Commission of Greece.

      “Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

      “Owned Intellectual Property” is defined in Section 4.11.

      “Owned Real Property” is defined in Section 4.13.

     “Permit” means any license (including but not limited to Telecommunications Licenses), permit, franchise, certificate of authority, or Order, or any waiver of the foregoing, issued or required to be issued by any Public Authority.

     “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, in each case in an amount that would not be material, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent and that, in each case, is in an amount that would not be material, and (iii) any minor imperfection of title or similar Encumbrance that, individually or in the aggregate with any other such Encumbrances, does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business of the Company.

     “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Public Authority.

     “Public Authority” means any Greek, Italian, United States, European Union, Dutch or other government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, administrative, judicial or legislative body or other instrumentality of any government, whether federal, state or local, and any stock exchange (including Nasdaq and Euronext Amsterdam N.V.).

      “Public Filings” is defined in Section 4.4(a).

      “Purchase Price” means the purchase price for the Company Stock as set forth in Section 2.1.

      “Registry” means the shareholders’ registry kept by the Company in accordance with the Company Law.

     “Representatives” of a Person mean the officers, directors, employees, agents, advisors and representatives of such Person.

      “SEC” means the United States Securities and Exchange Commission or any successor entity.

      “Seller” is defined in the preamble.

      “Seller Maximum Aggregate Liability” is defined in Section 9.1(e).

      “Services Agreements” means the agreements to be entered into in accordance with Section 6.5.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or equity securities.

     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Share Certificates” means the share certificate(s) issued by the Company in the name of Seller representing the Company Stock.

     “Tax Declaration” means the tax declaration required to be signed by the Parties and filed with the Tax Office in accordance with article 13 of the Tax Law in substantially the form attached hereto as Exhibit 2.3(a).

      “Tax Law” means Greek tax law 2238/1994, as in force from time to time.

      “Tax Office” means FAEE Athens, being the Company’s tax office in Greece.

      “TIM Italia” means TIM Italia S.p.A., the Italian mobile operator Affiliate of Seller.

     “Tax Return” means any return, information return, declaration, report or statement relating to Taxes including any schedule or attachment thereto, and including any amendment thereof.

     “Taxes” shall include any and all federal, state, county, local, foreign or other taxes or similar assessments imposed by any Public Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem or value-added, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, telecommunications-related, license, estimated, stamp, custom duties, severance, withholding or other taxes or similar assessments of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes.

     “Tax Treaty” means the convention for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital dated 16 July, 1981, entered into between Greece and The Netherlands and ratified by Greek law 1455/1984.

     “Tax Treaty Claim” means the claim for the application of the Tax Treaty to be signed by the Seller and the appropriate Public Authority of The Netherlands, in substantially the form attached as Exhibit 2.3(b).

     “Telecommunications Legislation” means Greek law 2867/2000, the regulation 207/2 dated 2 February 2001 issued by the NTPC and any derivative legislation thereof, each as in force from time to time.

     “Telecommunications Licenses” means the terms and conditions applicable to (i) the Company’s license to provide GSM telecommunications services in Greece, as adopted by Ministerial Decision 4829/1992 regarding the “Granting of License for the operation of a cellular telecommunications network GSM to STET HELLAS Telecommunications AEBE”, (Official Gazette B' 586/1992), and as amended by Ministerial Decisions 5997/1992 (Official Gazette B' 718/1992), 53350/3838 (Official Gazette B' 1157/2000) and 239/69 (Official Gazette B' 142/2002), (ii) the Company’s license to provide GSM/DCS telecommunication services in Greece in accordance with the terms and conditions provided in the Special License for the installation, operation and exploitation of a public telecommunications network of mobile communications of second generation and the provision of public mobile telecommunication services of second generation (Decision No 226/5 of the NTPC dated 6th August 2001), (iii) the Company’s license to provide UMTS telecommunication services in Greece in accordance with the terms and conditions provided in the Special License for the installation, operation and exploitation of a public telecommunications network of mobile communications of third generation and the provision of public mobile telecommunication services of third generation (Decision No 226/3 of the NTPC dated 6th August 2001), (iv) the Company’s license to provide voice telephony services (fixed telephony) in accordance with the terms and conditions provided in the Special License for the provision of voice telephony services by means of use of numbers taken from the national numbering plan (Decision No 277/50 of the NTPC dated 28th February 2003) and (v) the special license for the installation, operation and exploitation of the public telecommunications network of fixed wireless access and the provision of public telephony services, leased by the Company from Europrom pursuant to a lease agreement between the Company and Europrom dated December 30, 2003.

      “Transfer Agreement” is defined in Section 2.1(e).

      “Transfer Tax” is defined in Section 6.11.

      “U.S. GAAP” means generally accepted accounting principles in the United States.

ARTICLE II
PURCHASE AND SALE; CLOSING; PURCHASE PRICE

2.1 Purchase and Sale of the Company Stock.

      Subject to the terms and conditions of this Agreement,

      (a) Seller agrees to sell and transfer the ownership of, and Buyer agrees to purchase, all of the Company Stock.

     (b) Buyer agrees to purchase and acquire from Seller the Company Stock at an aggregate amount of Euro One Billion One Hundred and Fourteen Million One Hundred and Nine Thousand and Three Hundred and Forty Three (€1,114,109,343.00) (the “Purchase Price”) (€16.42475 per share), free and clear of any withholding Taxes, to be paid at Closing.

     (c) Buyer shall deliver the Purchase Price to Seller at the Closing by wire transfer in funds immediately available at the account notified by Seller to Buyer at least three (3) Business Days prior to the Closing.

     (d) The Parties agree that there shall not be any adjustment to the Purchase Price, except as expressly stated in this Agreement.

     (e) The transfer of the Company Stock to Buyer shall be made pursuant to a transfer agreement substantially in the form of Exhibit 2.1 attached hereto (the “Transfer Agreement”) and in accordance with the requirements of the Company Law and the Tax Law.

2.2 The Closing.

     The Closing will take place at the offices of Karatzas & Partners, located at 8, Omirou Street, Athens, Greece on the last Business Day of the month, in which the later of (x) the last of the Approvals for the transactions contemplated by this Agreement has been obtained, and (y) all other conditions set forth in Sections 7.1, 7.2, and 7.3 have been satisfied or waived by the applicable Party, provided such later date is at least five (5) Business Days prior to the end of the month, and if not, the Closing shall occur on the fifteenth day of the immediately succeeding month, or, in any event, at such other place and time, or on such other date, as Seller and Buyer may agree.

2.3 Closing Deliverables.

     (a) One (1) Business Day prior to Closing, Seller and Buyer shall fill in and sign the Tax Declaration and Seller shall procure the filing of three (3) originals thereof with the Tax Office, along with the Tax Treaty Claim.

      (b) At the Closing:

(i) Seller shall deliver, or shall cause to be delivered, to Buyer one (1) original of the Tax Declaration certified by the Tax Office;

(ii) Seller and Buyer shall each sign four originals of the Transfer Agreement; and

(iii) Seller and Buyer shall deliver or cause to be delivered executed copies of the agreements, certificates and other documents required to be delivered under Article VII of this Agreement.

      (c) At the Closing, immediately after completion of the actions set out in Section 2.3(b):

(i) Buyer shall deliver, or cause to be delivered, to Seller the Purchase Price in accordance with Section 2.1;

(ii) Seller shall deliver, or shall cause to be delivered, to Buyer the Share Certificates duly endorsed in the name of Buyer;

(iii) Seller shall deliver, or shall procure the delivery of, the Registry and, upon such delivery, Seller and Buyer shall insert into the Registry and sign an annotation evidencing the transfer of the Company Stock, as required under the Company Law;

(iv) the Parties shall procure the submission of the four originals of the Transfer Agreement to the Tax Office for certification according to the Tax Law; and

(v) each Party shall deliver to the other any certifications or documentation required under applicable Tax laws, in a form reasonably satisfactory to the requesting Party, required to be furnished to obtain any reduction of, or exemption from, withholding Taxes in respect of the purchase and sale of the Company Stock.

2.4 Termination of Covenants, Representations and Warranties upon Closing.

     Except as set forth in Section 8.3, the respective covenants, representations and warranties of the Parties hereto contained in Articles III, IV, V and VI hereof, shall expire and be terminated and extinguished upon the Closing, and none of the Parties hereto shall thereafter be under any liability whatsoever with respect to such covenants, representations, and warranties. This Section 2.4 shall have no effect upon any other obligations hereunder of any of the Parties hereto to be performed after the Closing, including without limitation Section 6.3 (Cooperation of Buyer Post-Closing), Section 6.5 (Services Agreements), Section 6.6 (No Solicitation), Section 6.13 (Noncompetition), Section 6.19 (Roaming), Section 6.20 (Transfer of Intellectual Property), Section 6.21 (Release) and Section 6.22 (Payment of Bonus).

2.5 Merger of Buyer with the Company.

     As soon as practicable after the Closing, Buyer and the Company shall take such steps as are reasonably necessary, and Seller, prior to Closing, shall take such ministerial or administrative steps as are reasonably requested by Buyer, to facilitate the completion of the merger of Buyer with the Company in accordance with either Articles 68-78 (inclusive) or with Article 79 of the Company Law (the “Merger”), provided that Seller shall not be required to take any steps that may result in any material cost, risk or liability to Seller, as determined in Seller’s reasonable discretion, or to participate in any tender offer for the Company’s securities. Subject to Section 6.10, Seller, prior to the Closing, agrees to provide Buyer with such information (subject to confidentiality in accordance with the terms of this Agreement) as is reasonably requested by Buyer. For the avoidance of doubt, the Merger will be undertaken by Buyer and the Company after the Closing at Buyer’s sole expense, risk and liability, and neither the completion of the Acquisition nor the Merger nor Seller’s assistance in connection with the Merger shall be a condition of either Party’s obligations to effect the Closing in accordance with the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants, as to itself only, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Related Matters.

     Seller is a company duly organized and validly existing under the laws of The Netherlands. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

3.2 Stock.

     Seller is the sole owner, beneficially and of record, of the Company Stock free of any Encumbrance, and, at the Closing, Buyer will acquire good and marketable title to and complete ownership of the Company Stock, free of any Encumbrance. The Company Stock owned by Seller constitute the only equity securities of the Company owned by the Seller and represent 80.87% of the paid-up share capital and voting rights of the Company.

3.3 Authorization; No Conflicts.

     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors rights generally. Except as set forth in Section 3.3 of the Disclosure Schedule, the consents or approvals contemplated to be obtained or filings contemplated to be made prior to the Closing pursuant to Sections 6.2 and 6.15, or as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Seller’s performance of its obligations contemplated hereby, the execution and delivery of this Agreement by Seller and the performance of this Agreement by Seller will not require any consent by, approval or filing with any third party or Public Authority. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not (i) violate or conflict with any provision of Seller’s organizational documents, (ii) violate or conflict with any applicable Law or (iii) except for the consents and approvals contemplated to be obtained or filings contemplated to be made pursuant to Sections 6.2 and 6.15, constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit under, the terms of any Permit or agreement, contract or other instrument applicable to Seller or by which the assets of Seller may be bound, which, in the case of clause (ii) or (iii) above, would reasonably be expected, individually or in the aggregate, to materially and adversely affect Seller’s performance of its obligations contemplated hereby.

3.4 Legal Proceedings.

     There is no Order or Action pending, or, to the knowledge of Seller threatened, against or affecting Seller that individually or when aggregated with one or more other Orders or Actions may impede Seller from performing this Agreement and the Transfer Agreement(s).

3.5 No Brokers or Finders.

     Other than Merrill Lynch International and Lehman Brothers International (Europe) – Italian Branch, whose fees will not be paid by the Company, no agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO THE COMPANY

      Seller represents and warrants, as of the date hereof, and as of the Closing Date, as follows:

4.1 Organization and Related Matters.

     The Company is a corporation (anonymos etairia) duly organized and validly existing under the laws of Greece and has full corporate power and authority to conduct the Business as and to the extent now conducted. The Company has no Subsidiaries. Except for investments in the ordinary course of business set forth on Section 4.1 of the Disclosure Schedule, the Company does not beneficially own equity interests in any other Person.

4.2 No Conflicts.

     The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance of any related agreements or contemplated transactions by Seller, and the consummation of the transactions contemplated hereby by Seller will not (i) violate, or constitute a breach or default under, the Company Articles of Association, (ii) except as set forth in Section 4.2 of the Disclosure Schedule and the consents or approvals contemplated to be obtained or filings contemplated to be made pursuant to Section 6.2, violate or conflict with any Law applicable to the Company and material to the conduct of the Business or (iii) except as set forth in Section 4.2 of the Disclosure Schedule and the consents or approvals contemplated to be obtained or filings contemplated to be made pursuant to Sections 6.2 and 6.15, constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit under, the terms of any Permit material to the conduct of the Business or Material Contract applicable to the Company or by which the assets of the Company may be bound.

4.3 Share Capital.

     The authorized, issued and outstanding share capital of the Company as of the date hereof is set forth in Section 4.3 of the Disclosure Schedule; all share capital of the Company set forth in Section 4.3 of the Disclosure Schedule as authorized has been duly authorized, and all share capital of the Company set forth in Section 4.3 of the Disclosure Schedule as issued and outstanding has been validly issued and is fully paid and non-assessable. Except as set forth in Section 4.3 of the Disclosure Schedule, there are no outstanding convertible or exchangeable securities, rights, options, warrants, conversion rights or any other agreements for the purchase, acquisition, assignment or transfer from, or the sale, issuance, assignment or transfer by, the Company of any shares of its share capital of any class, nor are there any commitments to grant or create any of the foregoing, or any claims by any Person to be entitled to any of the foregoing.

4.4 SEC Filings; Financial Statements.

     (a) The Company has filed on a timely basis all forms, reports, schedules, statements, filings and other documents with the SEC that it has been required to file since January 1, 2002 under the Securities Act and the Exchange Act (the “Public Filings”). Each of the Public Filings has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Filings, including any financial statements or schedules included or incorporated by reference therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Company’s audited balance sheets as at December 31, 2003 and December 31, 2002 and the related statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003 and the related notes to all of said financial statements, all of which have heretofore been delivered or made available to Buyer, present fairly, in all material respects and in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered except as referred to in such financial statements, the financial position of the Company, and the results of operations and its cash flows for the periods presented therein as of, and for the periods ended on, the dates specified.

     (c) The unaudited financial statements of the Company included (or incorporated by reference) in the Public Filings of the Company have been prepared in accordance with U.S. GAAP and present fairly, in all material respects and in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered except as referred to in such financial statements, the financial position of the Company, and the results of operations and its cash flows for the periods presented therein, subject to (i) normal year-end audit adjustments and (ii) any reclassification of such financial statements disclosed to the Buyer prior to the date hereof and set forth on Section 4.4(c) of the Disclosure Schedule.

     (d) The Management Accounts since January 1, 2005 through the Closing Date have been prepared consistently within the period covered by such Management Accounts and in accordance with GAAP and are reasonably accurate, taking into account the fact that the Management Accounts were prepared solely for internal reporting rather than external purposes and therefore do not reflect statutory requirements governing the presentation and content of audited accounts. The Management Accounts for the fiscal years ended December 31, 2003 and December 31, 2004 delivered to Buyer were prepared by the Company in good faith and in accordance with GAAP, taking into account the fact that such Management Accounts were prepared solely for internal reporting rather than external purposes and therefore do not reflect statutory requirements governing the presentation and content of audited accounts.

     (e) Attached as Exhibit 4.4 is a schedule (the “Net Debt Schedule”) that reflects in all material respects the amounts, in Euros, of Financial Debt, net of all cash and cash equivalents of the Company as at December 31, 2004 in accordance with U.S. GAAP (the “Net Debt”), derived from the Company’s unaudited financial statements contained in the Company’s Report on Form 6-K filed on February 18, 2005. As at December 31, 2004, (i) the Company did not have any Financial Debt other than as set out in the Net Debt Schedule and (ii) aggregate amount of cash and cash equivalents of the Company was not less than the amount shown in the Net Debt Schedule.

     (f) The Company has kept all statutory books and shareholder ledgers required by Law to be kept by it and these (i) are properly and accurately maintained in all material respects and are in all material respects up to date; (ii) are in the possession or under the control of the Company; and (iii) no notice or allegation that any of them is incorrect or should be rectified has been received in the 12 months prior to the date of this Agreement. The Company’s accounting records are in its possession and are up to date and are properly complete, in all material respects.

     (g) Except as disclosed on Section 4.4(g) of the Disclosure Schedule, there are no undisclosed liabilities or obligations of any nature of the Company (whether accrued, contingent, absolute, determined, determinable or otherwise), whether due or to become due, which would result in a material liability to the Company and would be required to be set forth in financial statements prepared in accordance with U.S. GAAP, other than (i) liabilities or obligations disclosed or provided for in the Public Filings filed prior to the date hereof or disclosed in the notes thereto and (ii) liabilities or obligations incurred after December 31, 2004 by the Company in the ordinary course of business consistent with past practice.

4.5 Legal Proceedings.

     Except as set forth in the Public Filings filed prior to the date hereof or in Section 4.5 of the Disclosure Schedule, and excluding any Action involving claims with respect to the transactions contemplated hereby, there is no Order or Action pending or, to the Knowledge of Seller, threatened against or affecting the Company or any of its respective properties or assets, which individually or in the aggregate with one or more other Orders or Actions would reasonably be expected to result in a material liability to the Company.

4.6 Absence of Material Changes to the Business and Material Adverse Effect.

     (a) Except (x) as reflected in the Public Filings filed prior to the date hereof, (y) as disclosed in Section 4.6(a) of the Disclosure Schedule or (z) in connection with the business plans or budget of the Company disclosed to Buyer prior to the date hereof or as reflected in the Management Accounts for the period of January and February 2005, in the period between December 31, 2004 and the date hereof the Company has conducted its business in the ordinary course and has not:

(i) changed or terminated any line of Business in which the Company participates or is engaged or commenced any other line of business;

(ii) created, incurred, assumed, prepaid or refinanced any medium or long term facility agreement or created, incurred, assumed, prepaid or refinanced any short term facility agreement in an aggregate principal amount exceeding Euro 20,000,000 (net of any amounts discharged during such period), or drawn under any outstanding short term facility other than in the ordinary course of business, consistent with past practice except for (i) drawings, refinancings and prepayments under facilities with Telecom Italia S.p.A. or its Affiliates or (ii) renewals of short term facilities which would, but for such renewal, have expired on or before the Closing Date;

(iii) provided any loan, guaranty or other line of credit outside the ordinary course of business, entered into any commitment to provide any loan, guaranty or other line of credit outside the ordinary course of business, or incurred or undertaken any liability or obligation (including guarantees, indemnities or similar obligations) to or for the benefit of any Person, or waived any loan or other line of credit owed to it other than in the ordinary course of business, or made any other material change to credit practices;

(iv) sold, transferred, licensed or otherwise disposed of, or imposed any Encumbrance (other than Permitted Encumbrances) on, in whole or in part, any of the material assets, properties or Intellectual Property of the Company unless in the ordinary course of business;

(v) made any acquisition of real property, capital stock, business or assets (with respect to assets, other than in the ordinary course of business consistent with past practice) of any other Person, other than acquisitions with a fair market value not exceeding Euro 500,000;

(vi) adopted any plan of or resolutions providing for (or otherwise engaged in any) complete or partial liquidation, dissolution, demerger, merger, consolidation, restructuring or other reorganization;

(vii) failed to maintain the accounts, books and records in accordance with past practice or made any change in any method of accounting, fiscal year or accounting reference date, except with respect to international auditing standards coming into force, or changed or made any election in respect of material Taxes, filed any amended material Tax Return, or settled or compromised any material liability in respect of Taxes;

(viii) made any capital expenditure, capital contribution or capital commitment which exceeds, on a quarterly basis, Euro 25,000,000 or which was not expressly provided for in, or was inconsistent with, any budget relating to the Company that has been provided to Buyer prior to the date hereof or which was otherwise outside the ordinary course of business, or disposed of or realized any capital assets or any interest therein;

(ix) materially delayed payments of any account payable or other liability in excess of Euro 4,000,000 beyond its due date or the date when such liability would have otherwise been paid in the ordinary course of business, other than as a result of a good faith dispute with the payee or creditor; or

(x) factored any amount of accounts receivable, other than any sales of receivables deemed uncollectible to collection agents in the ordinary course of business.

     (b) Except for (i) the execution, delivery and performance of this Agreement, (ii) the transactions to take place pursuant hereto on or prior to the Closing Date, (iii) in connection with the business plans or budget of the Company or as reflected in the Management Accounts for the period of January and February 2005, in each case disclosed to Buyer prior to the date hereof, (iv) as reflected in the Public Filings or financial statements described in Section 4.4, or (v) as disclosed in Section 4.6(b) of the Disclosure Schedule, there has not occurred between December 31, 2004 and the date hereof any change, event or development that has had a Material Adverse Effect.

4.7 Taxes.

     (i) The Company has timely filed (or there has been timely filed on its behalf) all material Tax Returns required to be filed by the Company prior to the date hereof; (ii) all such Tax Returns are in all material respects true, complete and correct and the Company has paid all material Taxes shown on such Tax Returns (other than Taxes that are being contested in good faith or for which adequate reserves have been established in accordance with U.S. GAAP in the financial statements of the Company); (iii) the Company has not requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed for any period ending on or prior to December 31, 2004; and (iv) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after December 31, 2004 as a result of any (x) change in method of accounting for a taxable period ending on or prior to the date hereof unless required by law, (y) closing agreement with any taxing authority executed on or prior to the date hereof, or (z) intercompany transactions on or prior to the date hereof (other than any fee relating to the management agreement referred to in Section 4.9 of the Disclosure Schedule or the Brand License Agreement, or any bonus required to be paid by Seller pursuant to Section 6.22).

4.8 Compliance with Law.

     (a) Except as disclosed in the Public Filings filed prior to the date hereof or as set forth in Section 4.8(a) of the Disclosure Schedule, the Company is, and within the preceding three years has been, in compliance in all material respects with all Laws which are applicable to the Company and its business and activities, except for any noncompliance which would not reasonably be expected to result in a material liability to the Company. Except as disclosed in the Public Filings filed prior to the date hereof or as set forth in Section 4.8(a) of the Disclosure Schedule, the Company is not under investigation with respect to, and has not been threatened in writing to be charged with or been given notice of any material violation of, any Law which would reasonably be expected to result in a material liability to the Company.

     (b) Except as disclosed in the Public Filings filed prior to the date hereof or as set forth in Section 4.8(b) of the Disclosure Schedule, the Company has and maintains in full force and effect, and is in compliance in all material respects with, all Permits necessary for the Company to carry on its businesses as currently conducted, except for such Permits the maintenance of which would not reasonably be expected to result in a material liability to the Company, and, to the Knowledge of Seller, the Company has not received notice that the Person issuing or authorizing any such material Permit intends to terminate or will refuse to renew or reissue any such material Permit upon its expiration.

4.9 Material Contracts.

     (a) Section 4.9(a) of the Disclosure Schedule contains a true and complete list of each contract or agreement to which the Company is a party (each of which has been made available to Buyer prior to the execution of this Agreement), which (i) provides for the payment or the receipt of money or property with a value in excess of Euro 500,000 per annum, (ii) in the reasonable opinion of Seller is material or strategic to the Business or (iii) has been entered into between the Company, on the one hand, and Seller or any of its other Affiliates, on the other hand (each contract of the type described in this Section 4.9 being referred to herein as a “Material Contract”).

     (b) Each Material Contract (including but not limited to Material Contracts to which Seller is a party) is in full force and effect and constitutes a legally valid and binding agreement, enforceable in accordance with its terms, of the Company and, to the Knowledge of Seller, of each other party thereto. Except as set forth in Section 4.9(b) of the Disclosure Schedule and the consents and approvals contemplated to be obtained pursuant to Section 6.15, the Company has not received any notice and does not have any knowledge that any other party is in default in any material respect under, or intends to exercise any right to terminate or not to renew, any Material Contract, and there has not occurred any event that with notice or lapse of time or both would constitute such a default.

4.10 Insurance.

     Section 4.10 of the Disclosure Schedule contains a correct and complete list of the material insurance policies relating to the Business maintained by the Company, with an indication of the type of policy and the name of the insurer. Such insurance policies are in full force and effect and the Company is not in default with respect to the payment of any premiums under any such insurance policy. To the Knowledge of Seller, the Company has not received any written notice indicating that any insurance will not be renewed or that the issuer of any insurance policy is not willing or able to perform its obligations thereunder. The insurance policies maintained by the Company are reasonably comparable to policies carried by other Greek mobile telecommunications companies.

4.11 Intellectual Property and Trade Marks.

     (a) Section 4.11(a) of the Disclosure Schedule sets forth a complete and correct list of the material Intellectual Property owned by the Company (“Owned Intellectual Property”). Section 4.11(a) of the Disclosure Schedule separately sets forth a list of all agreements under which the Company licenses any material Intellectual Property (“Licensed Intellectual Property”) and all agreements under which the Company has licensed to others the right to use any of the Owned Intellectual Property. The Owned Intellectual Property and the Licensed Intellectual Property are validly subsisting and constitute all the Intellectual Property necessary for the conduct of the business of the Company as it is currently conducted and as it has been conducted during the past year, except for the Intellectual Property to be licensed or assigned to the Company pursuant to the Services Agreements, or as otherwise disclosed in Section 4.11 of the Disclosure Schedule or in the Public Filings filed prior to the date hereof.

     (b) On the date hereof the Company is the owner of the Owned Intellectual Property comprised within the Business and on the Closing Date, subject to any filing, registration, updating or similar activity which is required to be implemented as a consequence of the transactions contemplated by this Agreement pursuant to any applicable Law and the execution of the Services Agreements contemplated hereunder, the Company will have legal and beneficial ownership of, or other valid title to use, such Owned Intellectual Property, free of any Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, except as set forth in Section 4.11(b) of the Disclosure Schedule, none of the Owned Intellectual Property or Licensed Intellectual Property is (i) subject to opposition, invalidation or cancellation proceedings taken by any third party and notified in writing to the Company or (ii) subject to any claim or complaints notified or threatened by any third party in writing to the Company, including any proceedings concerning title, subsistence, validity or grant of any right or interest in such Owned Intellectual Property. To the Knowledge of Seller, except as set forth in Section 4.11(b) of the Disclosure Schedule, no Person has notified or threatened the Company in writing any claim or complaint alleging that the use by the Company of the Owned Intellectual Property or the Licensed Intellectual Property infringes the intellectual property rights of any Person.

     (c) To the Knowledge of Seller, except as set forth in Section 4.11(c) of the Disclosure Schedule, no third party is infringing or misusing or threatening to infringe or misuse the Owned Intellectual Property or the Licensed Intellectual Property.

4.12 Employees; Social Security.

     Except as set forth in Section 4.12 of the Disclosure Schedule or in the Public Filings filed prior to the date hereof:

     (a) The Company is in compliance in all material respects with all applicable agreements relating to the employment, termination of employment and terms and conditions of employment of their respective employees and the requirements with respect to collective bargaining.

     (b) There are no pending or, to the Knowledge of Seller, threatened unfair labor practice charges or complaints against the Company.

     (c) Except for any payment the Company may be obligated to pay pursuant to the terms of the Bonus Agreement, the Company is not obligated to pay any bonus or change of control payment to any employee of the Company in connection with, or as a result of, the transactions contemplated by this Agreement.

     (d) The Company has withheld and fully and timely paid to the competent Public Authority all social security and welfare charges due under social security, labor, pension and welfare Laws with respect to its employees. There are no outstanding contributions or penalties of any kind by the Company to any welfare funds in respect of primary or secondary social security with respect to employees.

4.13Real Property.

     Except as set forth in Section 4.13 of the Disclosure Schedule or in the Public Filings filed prior to the date hereof:

     (a) As to the real property owned by the Company which is material to its business or which has a fair market value in excess of Euro 100,000 (the “Owned Real Property”), (i) the Company has good and valid title to the Owned Real Property; (ii) the Owned Real Property is not subject to any Encumbrances other than Permitted Encumbrances; (iii) there are no options, rights of first refusal or first offer or contracts of sale affecting the Owned Real Property; and (iv) the Company is in possession of the Owned Real Property and there are no leases, tenancies or other occupancies affecting the Owned Real Property.

     (b) As to the real property leased by the Company (the “Leased Real Property”), which is material to its business or which provides for annual rental payments in excess of Euro 15,000 (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company is a tenant, subtenant, landlord or sublandlord, are in full force and effect; and (ii) neither the Company nor, to the Knowledge of Seller, any other party to any of the leases relating to the Leased Real Properties is in breach or violation of or default in any material respect under such leases.

4.14 No Brokers or Finders.

     No agent, broker, finder, or investment or commercial banker, or other Person engaged by or acting on behalf of the Company in connection with the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission from the Company as a result of this Agreement or such transactions.

4.15 No Other Representations or Warranties.

     None of Seller or the Company or any other Person makes any other express or implied representation or warranty, other than those expressly provided herein above, on behalf of or with respect to Seller, the Company or any Affiliates or Subsidiaries thereof, and Seller and each of its Representatives hereby disclaims any such representation or warranty, whether by Seller, the Company or any of their respective Representatives or any other Person, with respect to the execution and delivery of this Agreement, the consummation of the transaction contemplated herein or the Company, Seller or their respective Subsidiaries and their respective assets or business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization and Related Matters.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the country of its incorporation. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, provided that all Approvals referred to in Section 6.2(b) hereof have been obtained. Based on the currently applicable provisions of the Telecommunications Licenses and relevant Law (according to the current interpretation by the NTPC), Buyer reasonably believes that it will be able to obtain the NTPC Approval and will be permitted to consummate the transactions contemplated by this Agreement and the Merger.

5.2 Authorization; No Conflicts.

     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors rights generally. Except for the consents or approvals contemplated to be obtained or filings contemplated to be made prior to the Closing pursuant to Section 6.2, the execution and delivery of this Agreement by Buyer and the performance of this Agreement and any related or contemplated transactions by Buyer and the consummation of the transactions contemplated hereby by Buyer will not require any consent by, approval or filing with any other third party or Public Authority. The execution, delivery and performance of this Agreement by Buyer and the execution, delivery and performance of any related agreements or contemplated transactions by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) violate or conflict with any provision of Buyer’s organizational documents, (ii) violate or conflict with any applicable Law or (iii) constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit under, the terms of any Permit or agreement, Contract or other instrument applicable to Buyer or by which the assets of Buyer may be bound, which, in the case of clause (ii) or (iii) above, would reasonably be expected, individually or in the aggregate, to materially and adversely affect Buyer’s performance of its obligations contemplated hereby.

5.3 Legal Proceedings.

     There is no Order or Action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions may impede Buyer from performing this Agreement or consummating the transactions contemplated hereby.

5.4 No Brokers or Finders.

     No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission from Seller as a result of this Agreement or such transactions.

5.5 Investment Purpose; Securities Act.

     Buyer is acquiring the Company Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer has no present intention, agreement or arrangement to divide its participation with others, or to sell, assign, transfer or otherwise dispose of all or any part of the Company Stock, in any manner which would violate the Securities Act or any other securities law. Buyer (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, (ii) has had an opportunity to ask questions of, receive answers from and discuss with Representatives of Seller the condition of Company and such other matters as it has deemed appropriate in considering whether to invest in the Company Stock, and (iii) has conducted a review of all available information (public or private, including the information provided to Buyer by Seller) relating to Company. Buyer has made its own independent investigation with regard to matters relating to its investment in the Company Stock.

5.6 Financing.

     (a) Buyer will have at Closing sufficient funds available to it to pay in cash the Purchase Price. Buyer further acknowledges that its obligations hereunder are not subject to obtaining financing or the consummation of any transaction not contemplated in this Agreement.

     (b) Attached hereto as Exhibit 5.6(a) are true and complete copies of (i) the Senior Secured Facility Agreement, dated on or about the date hereof, between Troy V S.àr.l., Troy II, Troy IV S.àr.l., Buyer and J.P. Morgan Europe Limited, as agent and security agent; (ii) the Senior Subscription Agreement, dated on or about the date hereof, between, among others, Troy V S.àr.l., Troy II, Buyer, Troy IV S.àr.l., JPMorgan Chase Bank, N.A. and Deutsche Bank AG London; (iii) the Senior Unsecured Facility Agreement, dated on or about the date hereof, between Troy III S.àr.l., Troy II, Troy IV S.àr.l., Buyer and J.P. Morgan Europe Limited, as agent and security agent; and (iv) the PIK Bridge Facility Agreement, dated on or about the date hereof, between Troy PIK S.àr.l., Troy I S.àr.l. and J.P. Morgan Europe Limited, as agent and security agent (the agreements listed in (i)-(iv) collectively, the “Debt Financing Agreements”) pursuant to which J.P. Morgan Europe Limited, JPMorgan Chase Bank, N.A., Deutsche Bank AG London and the other lending entities under the Debt Financing Agreements, as applicable, have agreed, subject to the conditions set forth therein, to lend the amount set forth in the Debt Financing Agreements to Buyer and/or the Affiliates of Buyer for the purpose, among other things, of consummating the transactions contemplated by this Agreement (the “Debt Financing”). Attached hereto as Exhibit 5.6(b) is a true and complete copy of the commitment letter, dated on or about the date hereof, among Apax Europe VI-A, L.P., Apax Europe VI-1, L.P., TPG Partners IV, L.P. and T3 Partners II, L.P. (collectively, the “Funds”), Troy, Buyer and Seller (the “Equity Financing Commitment”, and, together with the Debt Financing Agreements, the “Financing Documents”), pursuant to which the Funds have committed, subject to the conditions set forth therein, to invest the amount set forth therein to purchase equity interests in Troy (the “Equity Financing”, and, together with the Debt Financing, the “Financing”). None of the Financing Documents have been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect. The Financing Documents are in full force and effect and the amounts contemplated to be funded thereunder are sufficient to pay the Purchase Price. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Debt Financing Agreements, which conditions do not differ, in any material respect, from the conditions set forth in Section 7.2 of this Agreement. Buyer has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Documents will not be satisfied or that the Financing will not be made available to Buyer on the Closing Date.

5.7 No Reliance.

     In connection with entering into this Agreement and other documentation relating to this Agreement to which Buyer is a Party or that Buyer is required by this Agreement to deliver, Buyer hereby represents that: (i) neither Seller nor the Company is acting as a fiduciary or financial or investment adviser to Buyer; (ii) Buyer is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations (whether written or oral) or disclosure of Seller or the Company other than the representations and warranties contained in this Agreement; (iii) neither Seller nor the Company has given Buyer (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of this Agreement and any other agreements executed in connection herewith other than the representations and warranties contained in this Agreement; (iv) Buyer has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary; and (v) Buyer is entering into this Agreement with a full understanding of all the terms, conditions and risks hereof and it is capable and willing to assume those risks. Buyer understands that Seller and their counsel will rely on the accuracy and truth of the foregoing representations, and Buyer hereby consents to such reliance.

ARTICLE VI
COVENANTS

6.1 Preservation of Business Prior to Closing Date.

     During the period beginning on the date hereof and ending on the earlier to occur of the Closing Date and the termination of this Agreement, Seller shall exercise its reasonable best efforts in accordance with the Company Law to cause the Company to preserve its Business and the goodwill of customers, suppliers and others having business relations with the Company. In furtherance of the foregoing, Seller shall, except with Buyer’s prior written consent, as set forth in Section 6.1 of the Disclosure Schedule, or as permitted or contemplated under this Agreement (including without limitation the specified provisions of the agreements described in Section 6.5) or required by the Debt Financing, use reasonable best efforts (including by voting all its shares, to the extent permitted under applicable Law, or by causing the Company’s board of director members of its designation to vote) to cause the Company to conduct its business and operations only in the ordinary course and, particularly, to:

     (a) cause the Company to (i) preserve in all material respects the present business organization and reputation of the Company, (ii) maintain and carry on the business in all material respects without material interruption or alteration in the nature, scope or manner of its business, (iii) maintain in all material respects the assets and properties of the Company in good working order and condition, ordinary wear and tear excepted, and (iv) maintain in all material respects the goodwill of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services, from whom the Company acquires goods or services, or with whom the Company otherwise has significant business relationships;

     (b) cause the Company to maintain its payment practices or policies with suppliers and other Persons from whom the Company acquires goods or services;

     (c) cause the Company to comply in all material respects with all Laws and Orders applicable to the Company and the Business, the non-compliance of which would be reasonably likely to result in a material liability to the Company;

     (d) cause the Company not to declare, set aside or pay any dividend or other distribution (except in accordance with Section 6.16), and not to make any redemption, purchase or other acquisition by the Company of any of its shares;

     (e) cause the Company not to authorize, issue (other than upon exercise of options outstanding on the date hereof and disclosed in Section 4.3 of the Disclosure Schedule), sell or dispose of any of its shares or rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any such shares, and not to modify or amend any right of any holder of any of its outstanding shares;

     (f) cause the Company not to change or terminate any line of Business in which the Company participates or is engaged, or commence any other line of business;

     (g) cause the Company not to create, incur, assume, prepay or refinance any medium and long term facility agreement in an aggregate principal amount exceeding Euro 10,000,000 or create, incur, assume, prepay or refinance any short term facility agreement in an aggregate principal amount exceeding Euro 25,000,000 (excluding any amounts drawn under such short term facilities to pay amounts due under the litigation disclosed in Section 9.1(a) of the Disclosure Schedule or in respect of Taxes reserved or provided for as set in Section 9.1(b) of the Disclosure Schedule, and net of any amounts discharged during such period), or draw under any outstanding short term facility other than in the ordinary course of business, consistent with past practice except for (i) drawings, refinancings and prepayments under facilities with Telecom Italia S.p.A. or its Affiliates, (ii) renewals of short term facilities which are in place as of the date hereof and which would, but for such renewal, expire on or before the Closing Date, (iii) prepayments of the loan facilities with the European Investment Bank existing as of the date hereof;

     (h) cause the Company not to enter into any agreement or arrangement that, if it were in effect on the date hereof, would be a Material Contract or amend, terminate, renegotiate or renew (with respect to renewals, other than in the ordinary course of business consistent with past practice) any Material Contract (other than the management agreement referred to in Section 4.9 of the Disclosure Schedule or the Bonus Agreement);

     (i) cause the Company not to provide any loan, guaranty or other line of credit outside the ordinary course of business, enter into any commitment to provide any loan, guaranty or other line of credit outside the ordinary course of business, or incur or undertake any liability or obligation (including guarantees, indemnities or similar obligations) to or for the benefit of any Person, or waive any loan or other line of credit owed to it other than in the ordinary course of business, or make any other material change to credit practices;

     (j) cause the Company not to sell, transfer, license or otherwise dispose of, or impose any Encumbrance (other than Permitted Encumbrances) on, in whole or in part, any of the material assets, properties or Intellectual Property of the Company unless in the ordinary course of business;

     (k) cause the Company not to make any acquisition of real property, capital stock, business or assets (with respect to assets, other than in the ordinary course of business consistent with past practice) of any other Person, other than acquisitions with a fair market value not exceeding Euro 1,000,000;

     (l) cause the Company not to acquire, lease or dispose of any interest in real property, or amend, supplement, terminate or otherwise materially modify any real property lease except in the ordinary course of business at arm’s length, and except relating to real property with a fair market value not exceeding Euro 3,000,000, if acquired, or aggregate annual rents in excess of Euro 3,000,000, if leased;

     (m) except as set forth in Section 6.17, cause the Company not to amend the Company’s articles of association or bylaws in a material manner;

     (n) cause the Company not to adopt any plan of or resolutions providing for (or otherwise engage in any) complete or partial liquidation, dissolution, demerger, merger, consolidation, restructuring or other reorganization;

     (o) cause the Company to maintain the accounts, books and records in accordance with past practice and not make any change in any method of accounting, fiscal year or accounting reference date, except with respect to international auditing standards coming into force, and not to change or make any election in respect of material Taxes, file any amended material Tax Return, or settle or compromise any material liability in respect of Taxes (unless Seller receives prior written consent from Buyer, which consent shall not be unreasonably withheld or delayed);

      (p) cause the Company to maintain, in full force and effect, all material insurance policies;

     (q) cause the Company not to enter into any new employment agreement except in the ordinary course of business, and not to increase the compensation of any directors, officers or employees, except, (i) in the case of employees, if such increase is required by applicable Laws or collective or individual labor agreements, or (ii) in the case of directors, officers or employees, collectively, if such increase is in an amount that is less than five percent (5%) of the aggregate amount of all salary, wages or other compensation in effect for directors, officers and employees as of the date of this Agreement;

     (r) cause the Company not to establish or enter into, amend in any material respect or terminate any benefit plan or pension plan in relation to employees or any other plan, agreement, program, policy, trust, fund or other arrangement that would constitute a benefit plan or pension plan in relation to employees or agents except (i) if required by applicable Laws or (ii) if such adoption or establishment does not result in the aggregate liabilities to the Company to be in excess of Euro 500,000 above the amount of liabilities of the Company in respect to such plans, agreements, programs, policies, trusts, funds or other arrangements as of the date hereof;

     (s) cause the Company not to settle or compromise any litigation listed on Section 9.1(a) of the Disclosure Schedule, or any other material claim, action or other litigation, if the Company would be required to pay in excess of Euro 2,000,000 in connection with such settlement or compromise (unless Seller receives prior written consent from Buyer, which consent shall not be unreasonably withheld or delayed);

(t) cause the Company not to fail to renew or preserve any material Permit;

     (u) cause the Company not to make any capital expenditure, capital contribution or capital commitment which exceeds, on a quarterly basis, Euro 54,600,000 or which is not expressly provided for in, or is inconsistent with, any budget relating to the Company that has been provided to Buyer prior to the date hereof or which is otherwise outside the ordinary course of business, or dispose of or realize any capital assets or any interest therein;

     (v) cause the Company not to pay any management or similar charges to Seller or any of its Affiliates (other than payments in connection with management fees in respect of the year ended December 31, 2004 not to exceed Euro 7,000,000), and cause the Company not to charge any management or other fee or any other payment or purchase arrangement or create any other liability to the Seller or its Affiliates except in the ordinary course of business upon arm’s length terms and conditions;

      (w) cause the Company not to undertake or engage in any off balance sheet financing;

     (x) cause the Company not to materially delay payments of any account payable or other liability in excess of Euro 3,500,000 beyond its due date or the date when such liability would have otherwise been paid in the ordinary course of business, other than as a result of a good faith dispute with the payee or creditor;

     (y) cause the Company not to factor any amount of accounts receivable, other than any sales of receivables deemed uncollectible to collection agents in the ordinary course of business; and

      (z) cause the Company not to agree to do any of the foregoing actions.

     Notwithstanding anything to the contrary in this Section 6.1, nothing contained in this Agreement shall be interpreted as a guarantee of maintenance of market share by the Company or to prohibit the Company or Seller from taking (or failing to take) any action, including in connection with the sales, pricing, or marketing practices or policies of the Company, as Seller or the Company may reasonably determine to be necessary in order to maintain the Company’s competitive position in Greece.

6.2 Permits and Approvals.

     During the period beginning on the date hereof and ending on the earlier to occur of the Closing Date and the termination of this Agreement,

     (a) Seller and Buyer each agree to cooperate and use their reasonable best efforts to obtain all (and will promptly prepare and file, or cause to be filed, all registrations, filings, applications, requests and notices, and do, or cause to be done, all things necessary, proper or advisable in connection with any) Approvals from Public Authorities and Permits that are necessary or which may be reasonably requested by the other Party to consummate the transactions contemplated by this Agreement. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of such necessary registrations, filings, applications, requests and notices or its taking of all actions necessary, proper or advisable in connection with the transactions contemplated hereby.

     (b) Without limiting the generality of Section 6.2(a), as promptly as practicable after the execution of this Agreement:

     (i) each Party shall make all necessary registrations, filings, applications and notices, and thereafter make any other required submissions, with respect to this Agreement, (x) required under the Securities Act and the Exchange Act, and the NASDAQ listing rules and regulations, (y) required under the Dutch 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995) (the “Dutch Securities Act”) and related rules and regulations of the AFM, and (z) required under the relevant stock exchange regulations of Euronext Amsterdam including the Euronext Amsterdam Listing and Issuing Rules;

     (ii) Buyer shall make all necessary registrations, filings, applications and notices, and thereafter make any other required submissions, with respect to this Agreement under the EU Merger Regulation;

     (iii) Buyer shall make all necessary registrations, filings, applications and notices, and thereafter make any other required submissions, with the NTPC, including the filing without delay following the execution of this Agreement (but in any case within five (5) business days following the date of this Agreement, provided Buyer has timely received all necessary information pertaining to the Company) of an application for approval of the change of control of the Company to occur at Closing and the transfer of the Telecommunications Licenses to take place upon consummation of the Merger, as required under the Telecommunications Legislation (the “NTPC Approval”) and the Telecommunications Licenses.

     (iv) In connection with obtaining the NTPC Approval, Buyer shall covenant to the NTPC that following the Closing Buyer will cause the Company to comply, to the extent that the Company is currently in compliance, with the conditions with which the Company is currently required to comply under the Telecommunications Licenses and applicable Law (according to the current interpretation by the NTPC), including conditions related to assurance of (i) guarantee of payment of installments under the Telecommunications Licenses and (ii) coverage or build out requirements under the Telecommunications Licenses and applicable Law, provided, however, that Buyer or the Company shall not be required to (1) include as a parent or shareholder a telecom operator; (2) agree to have shareholders’ equity in excess of €146,735,140 (it being understood that, if required, Buyer or the Company would agree to a shareholders’ equity up to €146,735,140); or (3) accept or comply with any condition falling within the discretion of the NTPC under the Law or to make any concessions or payment or accept any obligation (or to undertake to cause the Company to do any of the foregoing) if such acceptance, compliance, condition, concession, payment or obligation (x) is not an obligation of the Company with which it complies as of the date of this Agreement and (y) would be reasonably likely to (A) adversely alter the composition or overall cost of the capital structure of Buyer, (B) adversely impact the cash flows of the Company, (C) result in a loss of any material asset, (D) require any change in the shareholders of Buyer or its Affiliates, (E) cause Buyer or any of its Affiliates to be in default under or otherwise to breach in any material respect any of the covenants in the Financing Documents as in effect on the date of this Agreement or (F) otherwise materially and adversely affect the value of the Company and Buyer, taken as a whole, or the ability of the Company to carry on the Business substantially as it is being conducted on the date of this Agreement or as it is currently contemplated to be conducted in the business plans of the Company (any such requirement in clause (1) through (3) being an “Onerous Condition”).

     (c) The Parties shall each use their reasonable best efforts to oppose, contest, resolve, appeal, defend against or lift, as applicable, any Action or Order (whether temporary, preliminary or permanent) if this Agreement provides that, as a result thereof, a Party would not be obligated to perform any of its obligations hereunder.

     (d) Buyer undertakes to use its reasonable best efforts to ensure that it obtains (x) all antitrust Approvals which are required by Law in order to complete the transactions contemplated by this Agreement, including without limitation the Approvals from the European Commission (the “EC”), and any other relevant authority in any other jurisdictions (collectively, the “Necessary Antitrust Consents”) and (y) all Approvals required by the Telecommunications Legislation and the Telecommunications Licenses (together with the Necessary Antitrust

Consents, the “Necessary Consents”) which Buyer is required to obtain in connection with the transactions contemplated under this Agreement as soon as is reasonably practicable.

      (e) Each Party will at all times cooperate with the other Party by ensuring that it:

     (i) promptly notifies the other Party’s external legal advisers and provides copies of any communication from the Hellenic Competition Commission (the “HCC”), the EC, the NTPC and any other relevant authority in any other jurisdiction in relation to obtaining the Necessary Consents (collectively, the “Relevant Authorities”) or any other Person in relation to obtaining the Necessary Consents;

     (ii) promptly provides the other Party’s external legal advisers with drafts of all submissions and communications to the Relevant Authorities at such time as will allow the other Party a reasonable opportunity to provide comments on such submissions or communications before they are submitted or sent;

     (iii) promptly amends all such submissions and communications in accordance with the reasonable requirements of the other Party’s legal advisers;

     (iv) provides the other Party with copies (or a written report if the communication is oral) of all such submissions and communications in the form submitted, provided however that no Party shall be required to provide copies of any confidential information directly to the other Party where such copies have been provided the other Party’s advisers on a confidential basis for the purpose of reviewing a relevant submission or communications in accordance with this clause; and

     (v) to the extent practicable and permitted by the Relevant Authority, allows persons nominated by the other Party to attend all meetings whether in person, by telephone or by other means with the Relevant Authorities and, where appropriate, to make oral submissions at such meetings, save as required by applicable law or regulation, and complies with all reasonable requests of the other Party in relation to the conduct of such meetings.

     (f) Each Party hereto shall (i) comply at the earliest practicable date and after consultation with the other Party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Relevant Authorities; and (ii) use its reasonable best efforts to cause any waiting periods, including under any relevant antitrust Laws, the Telecommunications Legislation or the Telecommunications Licenses to terminate or expire at the earliest possible date.

     (g) The filing fee under any relevant antitrust Laws, and any fees required by the Relevant Authorities, shall be borne by Buyer.

     (h) Each Party hereto shall promptly inform the other Party of any material communication made to, or received by such Party from, any Public Authority, including without limitation the Relevant Authorities or any other Public Authority, regarding any of the transactions contemplated hereby.

6.3 Cooperation of Buyer Post-Closing.

     (a) After the Closing Date, upon Seller’s request (and at Seller’s expense) and without necessity of subpoena, Buyer will cause Company and its Representatives and counsel to use commercially reasonable efforts to cooperate with Seller and its Representatives and counsel for purposes of permitting Seller to address and respond to any matters that arise as a result of Seller’s prior ownership of Company, whether or not related to this Agreement, including any assets, liabilities or other matters related to the Company that are retained by Seller and any claims made by or against Seller or any of its Affiliates, whether involving any Public Authority or third party.

     (b) Such cooperation under Section 6.3(a) shall include (i) reasonable access during normal business hours and upon reasonable notice to the Company’s officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to Seller in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer’s obligations under this Section 6.3 are in addition to Buyer’s other obligations to cooperate with Seller contained in this Agreement.

     (c) Seller and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that exist or may have existed with respect to Company prior to the Closing Date shall, from and after the Closing Date, be deemed to be joint privileges of Seller and Buyer. Seller and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

     (d) Buyer agrees to hold all of the books and records of Company existing on the Closing Date and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

6.4 Insurance Matters.

     Buyer acknowledges and agrees that, as of the Closing Date, neither Buyer, Company, the assets and operations of Company, nor the directors, officers, and employees of Company will be covered under any insurance policies (including property, casualty or workers’ compensation policies) maintained by Seller or its Affiliates.

6.5 Services Agreements.

     Each Party agrees to cooperate and enter into, and to use their commercially reasonable efforts to procure the execution and entry of TIM Italia into, agreements relating to the matters set forth below on terms and conditions that are satisfactory to Buyer and Seller.

     (a) Handset Procurement. For five (5) years following the Closing Date, the Parties will use commercially reasonable efforts to negotiate in good faith with handset suppliers in order to extend to the Company the same price conditions applicable to TIM Italia with respect to the purchase of mobile handsets. Furthermore, Seller, on a regular basis, will, through TIM Italia, for a period not to exceed the expiration of the Brand License Agreement (taking into account any extension thereof), make available to the Company the product portfolio agreed from time to time with its handset suppliers, granting the Company the right to select specific products at price conditions agreed with suppliers, provided that (i) the Company gives a firm commitment on the purchase volume and (ii) the supplier agrees to sell the selected products to the Company. Any information provided to the Company hereunder shall be subject to the Confidentiality Agreement.

     (b) Plug and Play. Following the Closing Date, Seller will use commercially reasonable efforts to cause TIM Italia to provide certain value added services to the Company until December 2005 through a proprietary information technology platform hosted by TIM Italia, provided that the Company pays TIM Italia the incremental costs related thereto. Seller will use commercially reasonable efforts to cause TIM Italia to negotiate in good faith the provisions of the value added services on an arm’s length basis for any period after December 31, 2005.

     (c) FreeMove Alliance. Seller will use commercially reasonable efforts to cause TIM Italia to negotiate with FreeMove Alliance members in order for the Company to participate, through the execution of proper agreements, in the FreeMove Alliance with the status of a commercial partner. Seller will use commercially reasonable efforts to cause TIM Italia, in its capacity as a member of the FreeMove Alliance, not to take any actions that will prevent the Company from participating in the FreeMove Alliance with the status of the commercial partner. Buyer will cause the Company, following the Closing, to use commercially reasonable efforts to become compliant with the requirements of a commercial partner in the FreeMove Alliance. It being understood that Buyer may, at any time, determine not to pursue membership in the FreeMove Alliance, in which case both Parties shall be released from any further obligation under this paragraph (c).

     (d) Pre-Paid Solution. Seller will use commercially reasonable efforts to cause TIM Italia to extend the prepaid software license currently in existence between TIM Italia and the Company until December 31, 2010. Seller will use commercially reasonable efforts to cause TIM Italia to grant the Company an option to renew such software license for a term and upon such other terms and conditions (on an arm’s length basis) to be agreed at the time of renewal.

     (e) Brand License Agreement. Seller will use commercially reasonable efforts to cause TIM Italia to execute a licensing agreement (the “Brand License Agreement”), pursuant to which, among other things, TIM Italia shall grant to the Company a non-transferable right to use in Greece (i) the TIM trademark until December 31, 2009 (unless earlier terminated) and (ii) the “TIM Hellas” corporate name until the second anniversary of the Closing Date, in each case solely for use in the Business in the area of wireless mobile telecommunications as conducted prior to the Closing and the natural evolution thereof and with effect from January 1, 2005, provided that (v) the Company’s use of the TIM trademark and the “TIM Hellas” corporate name complies with TIM Italia’s policies and brand guidelines, (w) prior to December 31, 2009, the Company shall have the option of early termination of the Brand License Agreement upon at least ninety (90) days prior written notice, (x) the Company shall pay a fee to TIM Italia of 0.75% of the annual service revenues of the Company for the applicable period in which the Brand License Agreement is in effect including any license phase out period following the termination thereof, in one lump sum on December 31, 2009, irrespective of the actual duration of the Brand License Agreement, (y) the Brand License Agreement shall provide for the adoption of appropriate corporate name and trademark notices so as to ensure that the public will not identify the Company / licensee as owner of the “TIM Hellas” corporate name and/or of the TIM trademark (as such, or combined with the word “Hellas”) or as being part of the Telecom Italia Group, and (z) the Parties shall agree on customary terms and conditions with respect to licensing agreements of such type.

     (f) Certain Restrictions. Buyer acknowledges and agrees that each of the Services Agreements shall require that the Company commit that no individual employed by or serving as a consultant to the Company in a position in which such employee or consultant has access to confidential information obtained by the Company under any Service Agreement, and no individual serving on its Board of Directors will be employed by, or otherwise serve as a consultant to or Director of, any Affiliate of Buyer or the Company that does business in, with respect to employees and consultants, the telecommunications services industry and, with respect to members of its Board of Directors, the wireless telecommunications services industry, in Italy, Argentina, Brazil or Turkey. Buyer further acknowledges and agrees that, in addition to any other remedy available to Seller, TIM Italia or any Affiliate of TIM Italia that is a party to such Services Agreement, suspension or termination of such Services Agreement shall be an available remedy for any breach of the provisions relating to the foregoing as determined by an arbitration or court of competent jurisdiction.

6.6 No Solicitation.

     (a) From the date of this Agreement until the Closing Date or, in the event of termination of this Agreement, for two (2) years following such termination date, none of Buyer, its Affiliates and their respective Representatives shall, directly or indirectly through another Person, without the consent of Seller, solicit for employment, engage or hire, or attempt to solicit, engage or hire, (i) any officer, director, executive, senior manager or salesperson of any of Seller or the Company, or (ii) any other employee, consultant, or salesperson of Seller, the Company, with whom Buyer or any of its Representatives met, were introduced to or otherwise became familiar with in connection with Buyer’s due diligence investigation of the Company or otherwise in connection with the transactions contemplated by this Agreement, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to reduce or cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand, including offers, proposals or transactions related to future employment or consulting relationships or the terms thereof, staffing or employee benefits, compensation, or severance matters or any other matters, except in the case of clause (i) and (ii), unless such Person (x) resigns voluntarily (without any solicitation from Buyer or any of its Affiliates) or (y) is terminated by the Company after the termination date of this Agreement.

     (b) For a period of two (2) years following the Closing Date, none of Seller, its Affiliates and their respective Representatives shall, directly or indirectly through another Person, without the consent of Buyer, solicit for employment, engage or hire, or attempt to solicit, engage or hire, (i) any officer, director, executive, senior manager or salesperson of the Company (other than Exempted Employees), (ii) any other employee, consultant, or salesperson of the Company (other than Exempted Employees) related to the Business, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to reduce or cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand, except in the case of clause (i) and (ii), unless such Person (x) resigns voluntarily (without any solicitation from Seller or any of its Affiliates), (y) is terminated by the Company after the Closing Date, or (z) had been seconded by Seller or any of its Affiliates to the Company, or employed by Seller or any of its Affiliates prior to being employed by the Company (“Exempted Employees”).

     (c) If, at the time of enforcement of this Section 6.6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 6.6. Therefore, in the event of a breach or threatened breach of this Section 6.6, Seller, the Company or Buyer, as the case may be, shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.6 (without posting a bond or other security).

6.7 Financing.

     Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, consistent with the express provisions in this Agreement, to maintain in effect the Financing Documents and to satisfy the conditions to obtaining and consummating the Financing set forth therein (including, without limitation, by funding the equity contemplated by the Equity Financing Commitment and drawing down the disbursements contemplated by the Debt Financing Agreements) and consummate the Financing at or prior to the Closing. Buyer agrees to use the facilities contemplated by the Financing Documents to cause the Closing to occur in accordance with the terms of this Agreement. Buyer shall provide to Seller copies of all material legal documents and offering memoranda relating to the Financing (other than pricing information and projections) and shall keep Seller reasonably informed of the status of the financing process relating thereto.

6.8 Certain Indebtedness.

     On or prior to the Closing Date, Buyer shall repay or cause to be repaid in full all outstanding amounts due under indebtedness of the Company set forth in Section 6.8 of the Disclosure Schedule (including all amounts required to be paid by the Company pursuant to the loan facilities) and obtain irrevocable and unconditional releases of the guarantees set forth on Section 6.8 of the Disclosure Schedule (the “Guarantees”) in form and substance satisfactory to Seller.

6.9 Affiliate Transactions.

     (a) On or prior to the Closing Date, Seller will have caused the Company to pay in full or be released from any and all accounts payable of the Company owing as of the date of such repayment (or release) to Seller, Seller’s Affiliates or any of their respective officers or directors; provided, however, that Seller shall not be obligated hereunder to cause the Company to pay (or be released under) any such payables which are incurred in the ordinary course of business, including without limitation obligations under roaming, correspondent or interconnection agreements entered into with Affiliates of Seller, and any agreements contemplated to be entered into pursuant to this Agreement (including without limitation Section 6.5).

     (b) On or prior to the Closing Date, Seller will cause the Company to (i) terminate any transaction existing on the date hereof between Seller, Seller’s Affiliates or any of their respective officers or directors, on the one hand, and the Company on the other hand, which is outside the ordinary course of business, excluding roaming, correspondent or interconnection agreements entered into with Affiliates of Seller and any agreements contemplated to be entered into pursuant to this Agreement (including without limitation Section 6.5) and (ii) not enter into any Contract, or amend or modify any existing Contract, with Seller or any such officer, director or Affiliate, and not to engage in any transaction outside the ordinary course of business with Seller or any such officer, director or Affiliate, excluding in each case roaming, correspondent or interconnection agreements entered into with Affiliates of Seller and any agreements contemplated to be entered into pursuant to this Agreement (including without limitation the Service Agreements, the management agreement referred to in Section 4.9 of the Disclosure Schedule and the Bonus Agreement).

6.10 Access to Information; Right of Inspection.

     (a) Seller agrees to use its commercially reasonable efforts to cause the Company and its Representatives to provide Buyer, its Affiliates and their respective Representatives, during normal business hours and upon reasonable advance notice (i) access to the chief executive officer, chief financial officer and comptroller of the Company and the officer of the Company primarily responsible for the operating the Company’s network, and the books, records, offices and properties of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Buyer or its Affiliates may reasonably request and (ii) copies of such documents of the Company and such financial and operating data and other information with respect to the business, properties and personnel of the Company as Buyer or its Affiliates may reasonably request. Notwithstanding the foregoing, Buyer, its Affiliates and their respective Representatives shall not have access to any books, records and other information the disclosure of which would, in Seller’s good faith opinion (x) cause the Seller, the Company or their respective Representatives to violate Law or any contracts to which they are party, (y) is subject to any confidentiality obligation proprietary to the Seller, the Company or their respective Representatives or Affiliates or (z) after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. All information and access provided hereunder shall be subject to the Confidentiality Agreement. All requests for such information or access shall be addressed to either the Chief Executive Officer of the Company or the Vice President of Mobile Business Development of TIM Italia.

     (b) Seller agrees to provide Buyer with a list prepared by the Company of shareholders of record held by the Company promptly following the date of this Agreement. Seller will use commercially reasonable efforts to obtain and provide the list of holders of ADRs and DDRs to Buyer held by the depositary of such securities as soon as practicable after the date of this Agreement, and will use commercially reasonable efforts to provide to Buyer updates to the information set forth on the Registry and the list of holders of ADRs and DDRs, if applicable, on a monthly basis.

6.11 Transfer Taxes.

     All transfer, documentary, sales, value added, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale and purchase of Company Stock (“Transfer Taxes”), if any, shall be borne solely by Seller when due, and Seller shall (i) file all necessary Tax Returns and other documentation with respect to Transfer Taxes and (ii) provide Buyer with a duly certified or authenticated copy of an original receipt for the payment of Transfer Taxes and of each such Transfer Tax return or other document filed, provided that Buyer cooperates with any reasonable request of Seller that does not result in a material cost to Buyer with respect to Seller’s obtaining the maximum treaty relief available to Seller under the Tax Treaty. Notwithstanding the previous sentence, Seller shall not bear any Transfer Taxes (or other Taxes) in connection with the Merger.

6.12 Notices of Certain Events.

      Each Party shall promptly inform the other Party:

     (a) of the receipt by either Party or, to Seller’s knowledge, the Company, of any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that such Person is terminating or intends to terminate any contract with either Party or the Company pursuant to a change in control or similar provision or otherwise;

     (b) of the receipt by either Party or, to Seller’s knowledge, the Company, of any notice or other communication from any Public Authority in connection with the transactions contemplated by this Agreement;

     (c) of any actions, suits, claims, investigations or proceedings (or communications indicating that the same may be contemplated) commenced or threatened in writing against or affecting such Party or, to Seller’s knowledge, the Company that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement;

     (d) of the occurrence or non-occurrence of any events, circumstances, developments or facts that would be likely to make any of the representations and warranties of Seller contained in this Agreement untrue or any of the covenants or conditions contained in this Agreement incapable of being complied with or satisfied; and

     (e) any other event or occurrence that causes, or would reasonably be likely to cause, a material adverse effect on such Party’s ability to perform its obligations hereunder (or, with respect to the Seller, a Material Adverse Effect on the Company).

     The delivery of any notice pursuant to this Section 6.12 shall not cure any such breach or non-compliance or limit or otherwise affect the remedies available hereunder to any Party.

6.13 Noncompetition.

     (a) Seller shall use commercially reasonable efforts to cause Telecom Italia S.p.A. and Telecom Italia S.p.A.’s Subsidiaries, not to at any time during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, engage in or have any controlling interest in anywhere in Greece, directly or indirectly, whether alone or in conjunction with any Person, any business which is in competition with the Business in the area of wireless mobile telecommunications. Seller shall use commercially reasonable efforts to cause the Brand License Agreement to provide that Telecom Italia S.p.A. and Telecom Italia S.p.A.’s Subsidiaries shall not, until the later of (i) the fifth anniversary of the Closing Date and (ii) the second anniversary of the expiration of the Brand License Agreement (provided, in the case of this clause (ii), that the latest date shall be the date six years and six months after the Closing Date), directly or indirectly, use or purport to authorize any Person (other than Buyer, the Company or any of their Affiliates) to use in Greece the TIM trademark, or grant a license under said trademark in Greece relating to the prepaid services and plug and play services (referenced in Section 6.5 of this Agreement) to any mobile telecommunications operator. Seller shall use commercially reasonable efforts to cause Telecom Italia S.p.A. and Telecom Italia S.p.A.’s Subsidiaries not to, until the fifth anniversary of the Closing Date, directly or indirectly, use or purport to authorize any Person to use in Greece any trademark that includes the word “STET” or “TELESTET”, or grant a license under said trademarks in Greece to any mobile telecommunications operator.

     (b) Notwithstanding the provisions of Section 6.13(a), Telecom Italia S.p.A. and its Subsidiaries may continue to conduct their respective businesses generally in the manner in which such businesses are being conducted on the Closing Date, taking into account the effect of this Agreement. Without limiting the generality of the foregoing, the provisions of Section 6.13(a) shall not (i) prohibit Seller and its Affiliates from acquiring not more than five percent (5%) of any class of securities of any company that is publicly traded, provided that Seller and its Affiliates do not control such company; (ii) apply to the provision of telecommunications interconnection services to operators in Greece and other arrangements associated with telecommunications interconnection services; (iii) apply to value-added services through proprietary information technology platforms located in Italy and elsewhere and proprietary information technology services and other similar services, IT Licenses and other similar licenses, and management support; and (iv) apply to any activities resulting from a business combination, joint venture or partnership agreement between Telecom Italia S.p.A. or its Subsidiaries and any other entity operating an international telecommunications business where the operating revenues derived by such entity in connection with its mobile telephony business in Greece does not constitute more than ten percent (10%) of the operating revenues of such entity.

     (c) Seller agrees to use its commercially reasonable efforts to procure the execution by Telecom Italia S.p.A. of an agreement dated as of the Closing Date between Telecom Italia S.p.A. and Buyer pursuant to which Telecom Italia S.p.A. shall agree to be bound by the terms of the provisions set out in Section 6.13(a) and (b) above (the “Noncompete Agreement”).

6.14 Additional SEC Filings; Management Accounts.

     (a) Seller agrees to use its commercially reasonable efforts to cause the Company to file its Form 20-F for the fiscal year ended December 31, 2004 (the “Form 20-F”) prior to the Closing Date.

     (b) Until the earlier to occur of the Closing Date and termination of this Agreement, Seller shall cause the Company to timely file each form, report and document required to be filed by the Company under the Securities Act or the Exchange Act and will promptly notify Buyer of the filing of each such report or document with the SEC. Each of such filings, including the Form 20-F, shall comply with the Securities Act and the Exchange Act in all material respects, and none of such filings, including any financial statements or schedules included or incorporated by reference therein, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in such filings, including the Form 20-F, shall be prepared in accordance with U.S. GAAP applied on a consistent basis (except in the case of unaudited statements, as referred to in such financial statements and described in the notes included therewith) and present fairly, in all material respects and in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered except as referred to in such financial statements, the financial position of the Company, and the income, stockholders equity, results of operations and its cash flows for the periods presented therein, except as specifically provided in the notes thereto, subject to normal year-end audit adjustments in the case of unaudited statements.

     (d) Seller will cause the Company to continue to produce Management Accounts and will provide a copy to Buyer of each new monthly Management Account as and when such Management Account is completed. The Management Accounts shall be prepared consistently within the period covered thereby and in accordance with GAAP and shall state with reasonable accuracy the matters contained therein, taking into account the fact that Management Accounts are prepared solely for internal reporting rather than external purposes and therefore do not reflect statutory requirements governing the presentation and content of audited accounts.

6.15 Third-Party Consents.

     Seller agrees to use commercially reasonable efforts to cause the Company to obtain consents to the change in control resulting from the transactions contemplated by this Agreement in accordance with the provisions contained in the Material Contracts listed on Section 4.9(a) of the Disclosure Schedule.

6.16 Dividend.

     Seller agrees to use commercially reasonable efforts to cause the Company to approve, declare and pay prior to the Closing a dividend to shareholders in respect of the fiscal year ended December 31, 2004 in accordance with applicable Law, which dividend shall not be in an amount that exceeds Euro 0.10 per share.

6.17 Amendment to Articles of Association.

     Promptly after signing this Agreement, Seller shall cause the Company to take such actions as are necessary to present at a general meeting of shareholders of the Company, and Seller shall cast all of its votes in favor of, a resolution to adopt an amendment to the Company Articles of Association providing that corporate bonds may be issued by the Company upon the authorization of the Board of Directors of the Company, without need for further approval of the shareholders of the Company (the “Articles Amendment”).

6.18 Seconded Employees.

     Seller shall use commercially reasonable efforts to maintain the availability in Greece of the Persons identified on Section 6.18 of the Disclosure Schedule to provide services to the Company through the Closing and for a period of up to three months thereafter, provided that Seller shall not be required to incur any costs in order to comply with its obligations set forth in this Section 6.18.

6.19 Roaming.

     For two (2) years following the Closing Date, Seller shall use commercially reasonable efforts to cause TIM Italia to commit to ensure that a minimum volume of traffic, both voice and data, of the overall traffic generated by

TIM Italia’s subscribers roaming in Greece (“Overall TIM Roaming Traffic in Greece”) shall be steered over the Company’s mobile network with the aim to achieve, within 30 days from the Closing Date, a yearly target of sixty-five percent (65%) of the Overall TIM Roaming Traffic in Greece, provided however that the Company commits to:

     (a) By March 31, 2006 steer over TIM Italia a minimum of sixty-five percent (65%) of the overall traffic, both voice and data, generated by the Company’s subscribers roaming in Italy;

      (b) Maintain and render available to TIM Italia’s subscribers a mobile services portfolio which includes:

(i) all mobile services currently available in the Roaming Market (including but not limited to services supported by 3G, GPRS/EDGE and CAMEL Ph.2 technology), and

(ii) those enhanced and new mobile services that TIM Italia may request the Company to implement, from time to time, by entering into appropriate bilateral agreements, according to the best-in-class commercial policies and practices commonly pursued by primary European mobile operators;

     (c) Maintain at all times a quality level with respect to its mobile telecommunications services consistent with the highest industry standards applicable at such time, determined by TIM Italia in its reasonable discretion, and a network coverage throughout Greece, both for the currently available mobile services and for those enhanced and new mobile services which will be made available to TIM Italia’s subscribers in the future, which, in any case, will be granted at the same highest quality standards offered, and with the same network coverage assured, by the other primary Greek mobile operators;

     (d) From the Closing Date, proportionately reduce the Inter Operator Tariff (“IOT”) applied in the bilateral commercial relationship between TIM Italia and the Company, in the event that the average IOT offered and applied among the primary European mobile operators in the European mobile telecommunications market has been reduced; and

     (e) Ensure the respect of all GSMA standards, including but not limited to Transferred Account Procedure and Fraud Prevention Procedure.

6.20 Transfer of Intellectual Property.

     (a) Buyer acknowledges that Seller shall cause the Company to take all actions that may be necessary in order to transfer to Telecom Italia S.p.A. prior to the Closing, all Intellectual Property owned by the Company related to any trademark which includes the word “STET” or “TELESTET” and/or the wave motif or device and/or the blue ‘biscotto’ motif or device, including, without limitation, all trade dress, motifs (including ‘wave’ or ‘biscotto’ motif or device) and logos related thereto (“Transferred Trademarks”).

     (b) Until the fifth anniversary of the Closing Date, Seller shall use commercially reasonable efforts to cause Telecom Italia S.p.A. to maintain any material Greek registrations in respect of any Transferred Trademarks.

6.21 Release.

     Without prejudice to Buyer’s rights of indemnification pursuant to Article IX, Buyer agrees and acknowledges that Buyer, the Company and their respective Affiliates and Representatives shall have no claim whatsoever against any current or former member of the Company's board of directors (each a “Director”) in relation to any act or omission in their capacity as Directors (excluding fraud) for any period(s) during which such persons served as Directors, including the Closing Date. Buyer further covenants with and undertakes to Seller as follows:

     (a) at the next shareholder meeting following the Closing, to exercise its voting rights as a shareholder of the Company to vote all of the shares it owns of the Company to ensure that each Director named in Section 7.2(c) of the Disclosure Schedule who has submitted its resignation on or prior to the Closing Date shall be discharged and released from any liability (excluding liability for fraud) towards the Company in respect of any act or omission of each Director in such capacity on or prior to the Closing Date; and

     (b) to refrain, and to cause its Affiliates, the Company and the Representatives of Buyer, its Affiliates and the Company to refrain, from taking any action against any Director in connection with any act or omission of such Director in its capacity as Director (excluding fraud).

6.22 Payment of Bonus.

     Seller will pay to the Company all amounts (including any associated Taxes or social security Taxes), if any, the Company is required to pay pursuant to the Bonus Agreement up to a maximum amount of Euro 2,500,000 including any cost borne by the Company in connection therewith as accounted for in the Company’s books and as evidenced by appropriate documentation.

ARTICLE VII
CONDITIONS OF PURCHASE

7.1 General Conditions.

     The obligations of the Parties to effect the Closing shall be subject to the following conditions unless waived in writing by all Parties:

     (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Public Authority, at what would otherwise be the Closing Date, which prohibits or restricts such Closing.

     (b) Approvals. All Approvals required to be obtained to consummate any Closing from any Public Authority, including without limitation the Approvals described in Section 6.2(b) and the expiration of any applicable waiting periods under relevant antitrust Laws, shall have been received or obtained on or prior to the Closing Date. The NTPC Approval shall have been obtained without the interposition by the NTPC of any Onerous Condition.

7.2 Conditions to Obligations of Buyer.

     The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

     (a) Representations and Warranties and Covenants of Seller. (i) The representations and warranties of Seller contained in Article III and Article IV shall be true and correct (without giving effect to any qualification therein as to “materiality” or as to whether any matter would or would not be expected to have a Material Adverse Effect) at the Closing Date with the same effect as though made at such time, except that any representations and warranties made as of a specified date shall be true and correct as of such specified date and except for any failure to be so true and correct that, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect; and (ii) Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Except for the representations and warranties referred to above in this Section 7.2(a) no breach of representation or warranty made by Seller shall be a condition to Closing. The previous sentence is not intended to limit Buyer’s right to indemnification under Article IX.

     (b) Certificate. Buyer shall have received a certificate, dated the date of the Closing, signed by the managing directors of Seller, certifying as to the fulfillment of the conditions specified in Section 7.2 (a).

     (c) Resignations. The directors and officers of the Company listed on Section 7.2(c) of the Disclosure Schedule will have submitted their resignations in writing or will otherwise have been removed from office, effective as of the Closing Date.

     (d) Pre-Paid Solution. TIM Italia shall have executed an extension to the pre-paid software license in accordance with the terms set forth in Section 6.5(d).

     (e) Noncompete Agreement. Telecom Italia S.p.A. shall have executed and delivered the Noncompete Agreement contemplated by Section 6.13(c).

     (f) Brand License Agreement. TIM Italia and the Company shall have executed the Brand License Agreement contemplated by Section 6.5.

     (g) Form 20-F. The Form 20-F shall have been filed with the SEC, including the Company’s audited balance sheet as at December 31, 2004 and the related statements of income, shareholders’ equity and cash flows for the fiscal year ended December 31, 2004 and the related notes to all of said financial statements, which financial statements do not materially and adversely differ from the financial position of the Company reflected in the unaudited financial statements for the fiscal year ended December 31, 2004 filed with the Company’s Form 6-K on February 18, 2005 (other than any reclassification set forth in Section 4.4(c) of the Disclosure Schedule).

     (h) Dividend. All actions necessary for the Company to approve, declare and pay a dividend in accordance with Section 6.16 shall have occurred.

     (i) Articles Amendment. The Articles Amendment shall have become effective in accordance with Section 6.17.

7.3 Conditions to Obligations of Seller.

     The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

     (a) Representations and Warranties and Covenants of Buyer. (i) The representations and warranties of Buyer contained in Article V shall be true and correct (without giving effect to any qualification therein as to “materiality” or as to whether any matter would or would not be expected to have a Material Adverse Effect) at the Closing Date with the same effect as though made at such time, except that any representations and warranties made as of a specified date shall be true and correct as of such specified date and except for any failure to be so true and correct that, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect and (ii) Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Except for the representations and warranties referred to above in this Section 7.3(a) no breach of representation or warranty made by Buyer shall be a condition to Closing. The previous sentence is not intended to limit Seller’s right to indemnification under Article IX.

     (b) Certificate. Seller shall have received a certificate, dated the date of the Closing, signed by the managing directors of Buyer, certifying as to the fulfillment of the conditions specified in Section 7.3 (a).

     (c) Repayment; Guarantees. Buyer shall have repaid or caused to be repaid the indebtedness, and obtained the release of Guarantees, described in Section 6.8 hereof.

ARTICLE VIII
TERMINATION OF OBLIGATIONS; SURVIVAL

8.1 Termination of Agreement.

     Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on July 31, 2005 unless extended by mutual consent in writing of Buyer and Seller. In addition, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

      (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

     (b) Conditions to Buyer’s Performance Not Met. By Buyer by written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Sections 7.1 and 7.2.

     (c) Conditions to Seller’s Performance Not Met. By Seller by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Sections 7.1 and 7.3.

8.2 Effect of Termination.

     In the event that this Agreement shall be terminated prior to the Closing pursuant to Section 8.1, all further obligations of the Parties under this Agreement to complete the transactions contemplated herein shall terminate and this Agreement shall forthwith become wholly void and of no effect and no Party shall have any liability to any other Party hereunder; provided that this Section 8.2 and the following shall survive termination of this Agreement:

(i) the obligations of the Parties under the Confidentiality Agreement;

(ii) Section 6.6 (No Solicitation);

(iii) Section 8.3 (Survival);

(iv) Article IX (Indemnification); and

(v)  Section 10.4 (Governing Law and Arbitration) to Section 10.18 (Language) (inclusive).

     Subject to the next sentence and Section 10.16, nothing contained in this Section 8.2 shall relieve any Party from liability arising from any breach of any agreement or covenant contained in this Agreement. Seller’s sole remedy in the event of a breach by Buyer of its obligation to close the transactions contemplated by this Agreement shall be to collect the Break-Up Fee (as defined in the Equity Financing Commitment) as liquidated damages against Buyer or any of its Affiliates, provided that such Break-Up Fee is collected. For the avoidance of doubt, if the Closing has occurred, the foregoing provision shall not limit Seller’s rights under this Agreement against Buyer.

8.3 Survival.

     The representations and warranties of Seller set forth in Article III and Article IV, and the representations and warranties of Buyer in Article V, shall survive for a period beginning on the Closing Date and ending the date that is eighteen (18) months from the Closing Date, provided, however, that (i) the representations and warranties of Seller contained in Sections 4.7 (Taxes) and 4.12(d) (Employees; Social Security) shall survive until the expiration of the relevant statute of limitations period, and (ii) the representations and warranties of Seller in Sections 3.1 (Organization and Related Matters), 3.2 (Stock) and 4.1 (Organization and Related Matters), and the representations and warranties of Buyer in Section 5.1 (Organization and Related Matters) and Section 5.7 (No Reliance), shall survive indefinitely. In addition, each Party’s obligation to indemnify the other Party under Article IX for any nonperformance of a covenant set forth in Article VI, unless otherwise specifically set forth therein, shall survive for eighteen (18) months from the Closing date, provided that the applicable Party’s obligation to indemnify the other Party for nonperformance of (x) the covenants set forth in each of Sections 6.3 (Cooperation of Buyer-Post Closing), 6.5 (Services Agreements), 6.6 (No Solicitation), 6.13 (Noncompetition), 6.19 (Roaming) and 6.20(b) (Transfer of Intellectual Property) shall survive for eighteen (18) months after the date of expiration set forth in such covenant for compliance therewith and (y) the covenants set forth in each of Sections 6.21 (Release) and 6.22 (Payment of Bonus) shall survive indefinitely. No party shall have any obligation to indemnify the other party for any breach of representation or warranty or pre-Closing covenant under Article IX unless it has received a notice in good faith and in writing of a claim within the applicable survival period, if any, set forth in this Section. Any matter as to which a claim has been asserted by written notice setting forth in reasonable detail the nature of such claim to the other party that is pending or the subject of an arbitration or litigation proceeding hereunder at the end of any applicable survival period shall continue to be covered by Article IX notwithstanding the expiration of any applicable survival period until such matter is finally terminated by a court or tribunal of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE IX
INDEMNIFICATION

9.1 Obligations of Seller.

     (a) Subject to Section 8.3 and the terms and conditions of this Article IX, Seller shall indemnify and hold harmless Buyer from and against any Losses of Buyer or the Company based upon or arising from (i) any breach or nonperformance of covenants or agreements made by Seller in or pursuant to this Agreement; (ii) any breach of the representations and warranties made by Seller set forth in Article III; (iii) any amount incurred or that becomes due or payable by the Company after the date hereof (assuming the Closing has occurred) in connection with the litigation matters set forth on Section 9.1(a) of the Disclosure Schedule up to an aggregate amount equal to (x) the amount set forth on Section 9.1(a) of the Disclosure Schedule plus (y) any additional interest or penalties in respect of such amount; (iv) any amount by which the Net Debt of the Company as of December 31, 2004 shall have exceeded the amount shown on the Net Debt Schedule; and (v) any Transfer Taxes.

     (b) Subject to Section 8.3 and the terms and conditions of this Article IX, Seller shall indemnify and hold harmless Buyer from and against 90.00% of Losses of Buyer or the Company based upon or arising from any Taxes that become due and payable by the Company after the date hereof (assuming the Closing has occurred) relating to any period ending on or before December 31, 2004 up to an aggregate amount equal to (x) the amount reserved or provided for accrued Taxes in the Company’s financial statements as of December 31, 2004 set forth on Section 9.1(b) of the Disclosure Schedule plus (y) any additional interest or penalties payable in respect of such Taxes.

     (c) Subject to Section 8.3 and the terms and conditions of this Article IX, Seller shall indemnify and hold harmless Buyer from and against 80.00% of Losses of Buyer or the Company based upon or arising from (i) any breach of any of the representations and warranties made by Seller set forth in Article IV (provided that there shall be no indemnity for any breach of Section 4.7(i)-(iii) to the extent the Taxes are for any period (or portion thereof) beginning after December 31, 2004); (ii) any Taxes that become due and payable by the Company after the date hereof (assuming the Closing has occurred) relating to any period ending on or before December 31, 2004 in excess of the amount described in Section 9.1(b), and (iii) any amount due and payable by the Company after the date hereof (assuming the Closing has occurred) in connection with the litigation matters set forth on Section 9.1(a) of the Disclosure Schedule in excess of the amount described in Section 9.1(a)(iii).

     (d) Seller shall have no obligation to indemnify Buyer and Buyer shall have no right of indemnification hereunder in respect of the indemnity contained in Section 9.1(a)(i), Section 9.1(a)(ii) (other than in respect of a breach of the representations and warranties set forth in Section 3.2) or Section 9.1(c)(i) unless and until (i) the Losses in connection with any single occurrence (or series of related occurrences arising from the same facts and circumstances) giving rise to indemnification obligations thereunder exceed Euro 250,000, and (ii) its Losses, in the aggregate, thereunder exceed Euro 5,000,000, in which case Seller’s liability shall be limited to the amount of such Losses in excess of Euro 5,000,000. The limitations on Seller’s indemnification obligations provided in the preceding sentence shall not apply in respect of the indemnity contained in clause (ii) (but only in respect of a breach of, the representations and warranties set forth in Section 3.2), (iii), (iv), or (v) of Section 9.1(a); in respect of the indemnity contained in Section 9.1(b); or in respect of the indemnity contained in clause (ii) or (iii) of Section 9.1(c).

     (e) In no event shall Seller have an obligation to indemnify Buyer hereunder for Losses in connection with the indemnity contained in clauses (i), (ii), and (iii) of Section 9.1(a), Section 9.1(b) or clauses (i), (ii) and (iii) of Section 9.1(c), collectively, in excess of Euro 225,000,000 in the aggregate (“Seller Maximum Aggregate Liability”); provided that the obligation of Seller to indemnify Buyer hereunder for Losses in connection with (i) the representations and warranties set forth in Section 3.2 (Stock), Section 6.13 (Noncompetition), the indemnity contained in Section 9.1(a)(iv) (Net Debt), and the indemnity contained in Section 9.1(a)(v) (Transfer Taxes), shall not be subject to the limitations on Seller’s indemnification obligations provided in the preceding clause.

9.2 Obligations of Buyer.

     (a) Subject to Section 8.3 and the terms and conditions of this Article IX, Buyer shall indemnify and hold harmless Seller from and against any Losses of Seller based upon or arising from (i) any inaccuracy in, or any breach of, any of the representations and warranties made by Buyer in this Agreement, (ii) any breach or nonperformance of covenants or agreements made by Buyer in or pursuant to this Agreement or (iii) Taxes incurred by Seller in connection with the Merger.

     (b) Buyer shall have no obligation to indemnify Seller and Seller shall have no right of indemnification hereunder in respect of the indemnity contained in Section 9.2(a)(i) unless and until (i) the Losses in connection with any single occurrence (or series of related occurrences arising from the same facts and circumstances) giving rise to indemnification obligations hereunder exceed Euro 250,000; and (ii) its Losses, in the aggregate, exceed Euro 5,000,000, in which case Seller’s liability shall be limited to the amount of such Losses in excess of Euro 5,000,000.

     (c) In accordance with Section 8.2 and the provisions of paragraph 3 of the Equity Financing Commitment, Buyer shall have no obligation to indemnify Seller hereunder for Losses in excess of (i) Euro 15,000,000, in the aggregate, in connection with a breach by Buyer of its obligation to close the transactions contemplated by this Agreement and (ii) Euro 225,000,000, in the aggregate, in the event the Closing has occurred (the “Buyer Maximum Aggregate Liability”).

9.3 Procedure.

     (a) Notice. Any Party seeking indemnification with respect to any Loss (the “Indemnified Party”) shall give notice to the Party or Parties required to provide indemnity hereunder (the “Indemnifying Party”); provided, however, that any failure to give such notice will not affect the Indemnified Party’s rights to be indemnified hereunder except to the extent the rights of the Indemnifying Party are actually prejudiced.

     (b) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party may, and shall upon the written request of the Indemnified Party, defend any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. In the event an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the Indemnified Party’s reasonable judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party. If, after a request to defend any action or proceeding, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, shall be conclusive in its favor against the Indemnifying Party. The Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement of any claim, demand, lawsuit, allegation or liability asserted by any third party against the Indemnified Party other than a judgment or settlement involving only the payment of money, except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

     (c) Treatment of Indemnity Payments. The Parties hereto agree to treat all indemnification payments as adjustments to the Purchase Price to the extent permitted by law.

9.4 Certain General Provisions.

     (a) Any Indemnifiable Claim under this Article IX with respect to any inaccuracy in, or breach or nonperformance by either Party of, a representation, warranty, covenant or agreement shall be limited to the amount of the actual Losses sustained by the Indemnified Party by reason of such inaccuracy, breach or nonperformance, net of any insurance proceeds received by the Indemnified Party. In no event shall an Indemnified Party be entitled to recover for Losses under more than one provision in respect of any one Indemnifiable Claim.

     (b) The remedies provided for in this Article IX shall, in the absence of fraud, constitute the sole and exclusive remedy for any post-Closing claims made for inaccuracies in, or breaches of, any representations or warranties made by the Parties, or breaches or nonperformance of covenants or obligations of the Parties, under this Agreement. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section.

     (c) If any Party had knowledge prior to the execution of this Agreement that any representation or warranty of the other Party contained in this Agreement was not true and correct as of the date hereof, it may not assert such breach of a representation and warranty (a) as a basis not to consummate the transactions contemplated by this Agreement, or (b) as a basis for an indemnification claim under Article IX. For purposes of this Section 9.4(c), Buyer shall be deemed to have “knowledge” only if one of the following individuals had actual knowledge of the failure of such representation or warranty to be true and correct based on information provided by Seller: Giancarlo Aliberti, Matthias Calice, Philippe Costeletos and Nikos Stathopoulos.

     (d) The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to resolve any such claim or liability. In the event that any Party shall willfully fail to make such commercially reasonable efforts to resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

     (e) Any refunds or credits of Taxes received by the Company attributable to Taxes for any period ending on or before December 31, 2004 (“Pre-2005 Refunds”) for which Seller could be liable under Article IX (taking into account Seller’s respective sharing percentages of Tax liabilities as provided in Sections 9.1(b) and (c)) shall be paid to Seller. For the avoidance of doubt, Seller shall be entitled to payment hereunder for an amount equal to (i) 90.00% of Pre-2005 Refunds received by the Company until aggregate Pre-2005 Refunds received are equal to the reserve for Taxes described in Section 9.1(b), and (ii) 80.00% of Pre-2005 Refunds received by the Company thereafter. Upon Seller’s request and based on a reasonable determination by the Company that (i) the Company has a reasonable basis for claiming a material refund or credit for a Pre-2005 Refund and (ii) the Company would not suffer a material offsetting prejudicial Tax effect, Buyer shall, and shall cause the Company to, reasonably cooperate with filing for and claiming such Pre-2005 Refunds. Seller shall be responsible for its own expenses and reimburse the Company for its reasonable expenses (including the cost of accountants and counsel) incurred in filing for and claiming such Pre-2005 Refunds. Buyer shall, and shall cause the Company to, permit Seller to control the administration and settlement of such Pre-2005 Refund claims, but Seller shall provide the Company notice of, and allow the Company to participate in, the claim administration and settlement. Notwithstanding the foregoing, (i) Seller shall not be entitled to settle any claim in a manner that may affect the liability for Taxes of the Company in a manner adverse to the Company either (x) for which Seller does not have an indemnification obligation under Article IX, or (y) for any period ending after December 31, 2004, to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Company, and (ii) the Company shall control the administration and settlement of any refund claim upon its reasonable determination that a material offsetting prejudicial Tax effect has developed (or may develop) since the initiation of such claim. Buyer shall, and shall cause the Company, to notify Seller of any notice it receives that the Company may be entitled to a material refund or credit for Pre-2005 Refunds and to respond to any reasonable inquiry from Seller regarding the existence of any state of facts that would constitute a reasonable basis for claiming a Pre-2005 Refund. Buyer shall, and shall cause the Company, to promptly remit amounts due under this Section 9.4(e) to the Seller.

ARTICLE X
GENERAL

10.1 Amendments; Waivers.

     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only for the specific purpose, extent and instance so provided.

10.2 Schedules; Exhibits; Integration.

     Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Section of the Disclosure Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Section of the Disclosure Schedule (or section thereof) to this Agreement reasonably apparent shall be deemed to be disclosed on such other Section of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto. This Agreement, together with such schedules and exhibits and the Equity Financing Commitment, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect in accordance with Section 10.9.

10.3 Commercially Reasonable Efforts; Further Assurances.

     (a) Each Party will use its commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     (b) As used in this Agreement, the term “commercially reasonable efforts” shall not mean efforts which require the performing Party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

10.4 Governing Law and Arbitration.

     (a) This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

     (b) Any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement. The arbitral tribunal shall consist of three arbitrators, all three of whom shall be lawyers. Each Party shall nominate one arbitrator and deliver written notification of such nomination to the other Party and to the ICC within thirty days after delivery of a request for arbitration. In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Party and to the ICC within this time period, upon request of either Party, such arbitrator shall instead be appointed by the ICC within thirty days of receiving such request in accordance with the Rules of Arbitration. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Parties and the ICC in writing of such nomination within fifteen days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Parties and the ICC of that nomination within this time period, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within fifteen days of receiving such request in accordance with the Rules of Arbitration. The third arbitrator shall serve as Chairman of the arbitral tribunal. The place of arbitration shall be New York, NY. The language of the arbitration shall be English. No arbitrator shall be an Affiliate, employee, officer or director of either Party or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute. The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns. The decision shall not be subject to appeal. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral tribunal. The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). Nothing in this section shall be construed as preventing either Party from seeking conservatory or similar interim relief in aid of arbitration, including but not limited to a preliminary injunction or attachment in aid of the arbitration, in any court of competent jurisdiction. A request for such interim or conservatory measure by a Party to a court shall not be deemed a waiver of this agreement to arbitrate.

     (c) Except as set forth in the penultimate sentence of the preceding paragraph, by signing this Agreement, the Parties are agreeing to have all disputes, claims or controversies arising out of or relating to this Agreement decided by arbitration, and are waiving any rights they might possess to have those matters litigated in a court or jury trial. Each Party’s agreement to this arbitration is voluntary.

10.5 No Assignment.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns, and such successors and permitted assigns shall have the benefit of the indemnities set forth herein. Except as otherwise provided in this Section 10.5, this Agreement and the rights, interests or obligations hereunder shall not be assigned by any Party without the prior written consent of the other Parties, and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the provisions of the preceding sentence, the Parties agree that each Party may assign this Agreement to any of its Affiliates, provided that the assigning Party remains jointly liable with the assignee for any breach by the latter of any provision of this Agreement, and that Buyer may assign its rights by way of security to any lender or financier in connection with the financing or re-financing of the transactions contemplated by this Agreement.

10.6 Headings.

     The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.7 Counterparts.

     This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed by facsimile in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party hereto and each such Party has received counterparts hereof signed by all of the other Parties.

10.8 Publicity and Reports.

     Prior to the Closing, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party nor any Affiliate of either Party shall issue any press release, public statement, public notice, filing or other communication relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior written consent of Seller and Buyer, except (i) any filings (which may include a copy of this Agreement) on Schedule 13D with the SEC as required by Section 13(d) under the Exchange Act and (ii) to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall reasonably determine that a particular action is required by applicable Law or stock exchange rules (including NASDAQ and Euronext, with respect to the Company). In case of issuance of a press release, public statement, public notice, filing or other communication to the public is required by applicable Law, the Party to which such requirement refers shall, prior to issuing such communication or press release (if such Party deems practicable, acting reasonably), promptly consult with the other Party in connection with the relevant disclosure requirement and shall, without limiting its right to act in such manner as it deems necessary to comply with Law, take into due account the other Party’s reasonable requests as to the timing, content and manner of any such communication or press release.

10.9 Confidentiality.

     Except as stated in Section 10.8, each Party hereto agrees to be bound by the provisions of the Non-Disclosure Agreement, entered into on June 25, 2003 between Telecom Italia Mobile S.p.A., Seller and Apax Partners Ltd., and executed by Texas Pacific Group Europe LLP on December 9, 2004 (the “Confidentiality Agreement”), the terms and conditions of which are incorporated herein by reference.

     If this Agreement is terminated, each Party shall use all commercially reasonable efforts to return upon written request from the other Party all documents (and reproductions thereof) received by it or its Representatives from such other Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information which is confidential in accordance with Section 5 of the Confidentiality Agreement, unless the recipients provide assurances reasonably satisfactory to the requesting Party that such documents have been destroyed, save as the recipient Party is required to retain pursuant to applicable Law. The covenants and agreements of the parties contained in Section 10.9 will survive the termination of this Agreement or, if earlier, the Closing, for a period of two (2) years following such date, provided, however, that following the Closing the restrictions contained in Section 10.9 will not apply to Buyer’s use of Confidential Information (as such term is defined in the Confidentiality Agreement) concerning the Company furnished by or on behalf of Seller pursuant to the Confidentiality Agreement.

10.10 Parties in Interest; Third Party Beneficiary.

     This Agreement shall be binding upon and inure to the benefit of each Party and, as applicable, any successor or permitted assignee of any Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.11 Notices.

     Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by overnight mail, postage prepaid or by certified or registered mail, postage prepaid, and return receipt requested as follows:

      If to Buyer, addressed to:

A.C.V. FINANCE Consulting Services, Buying and Selling of Real Property, Agencies, Holdings Société Anonyme (to be renamed Troy GAC Telecommunications Société Anonyme)

3, Stratigou Tombra Street
Agia Paraskevi
15342 Athens
Greece
Attention:   Litsa Spyriouni
Facsimile:  +30 210 606 2111
Attention:  Giancarlo Aliberti
Facsimile:  +39 02 762 119 222
Attention:  Phillippe Costeletos
Facsimile: +44 207 544 6565

With a copy to:

Cleary, Gottlieb, Steen & Hamilton LLP
City Place House
55 Basinghall Street
London EC2V 5EH
Attention: William A. Groll, Esq.
Facsimile: + 44 207 600 1698

If to Seller addressed to:

TIM International N.V.
1629 Strawinskylaan
WTC, Tower B, 16th Floor
1077 XX Amsterdam
The Netherlands
Attention: Francesco Lobianco
Facsimile: +31 20 30 11 102

With a copy to:

Telecom Italia S.p.A.
Piazza Affari 2
20123 Milan
Italy
Attention: Stefano D’Ovidio
Facsimile: +39 02 85955682

     or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telefax or telecommunications mechanism, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.11 and an appropriate answer back is received, (ii) if given by overnight mail, one Business Day, and if given by certified or registered mail, three Business Days, after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

10.12 Expenses.

     Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

10.13 Remedies; Waiver.

     Except to the extent this Section 10.13 is inconsistent with any other provision in this Agreement or applicable law, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

10.14 Severability.

     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Public Authority, the remaining provisions of this Agreement shall remain in full force and effect.

10.15 Specific Performance.

     The Parties hereby acknowledge and agree that the failure of a Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other Party, for which damages, even if available, will not be an adequate remedy. Accordingly, both Parties hereby consents to the issuance of injunctive relief by an arbitral tribunal in accordance with Section 10.4 to compel performance of such Party’s obligations and to the granting by any such arbitral tribunal of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

10.16 No Punitive Damages.

     Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to any other Party (or its Affiliates) for any extraordinary, consequential, exemplary, special, indirect, incidental or punitive damages, including but not limited to, loss of revenue or income, cost of capital or loss of business reputation or opportunity, relating to the breach or alleged breach of this Agreement, except to the extent that such liability is in respect of an indemnity obligation to hold such Party harmless against extraordinary, consequential, exemplary, special, indirect, incidental or punitive damages that the Indemnified Party was actually required to pay to a third party who is not an Affiliate of such Party.

10.17 Knowledge of Seller.

     Where any representation or warranty of Seller is qualified “to the knowledge of,” or “to the best knowledge of” Seller, Seller is making such representation or warranty based on (i) the actual knowledge of Seller’s senior executive officers and (ii) the knowledge of the members of the Company’s board of directors appointed or designated by Seller, after due inquiry, and Seller has otherwise performed no other inquiry or review of the matters in respect of which such representation or warranty is delivered.

10.18 Language.

     Although the Parties may translate this Agreement into different languages, the governing version shall be the English language version.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

BUYER:
A.C.V. FINANCE CONSULTING SERVICES,
BUYING AND SELLING OF REAL PROPERTY,
AGENCIES, HOLDINGS SOCIÉTÉ ANONYME
(to be renamed Troy GAC Telecommunications
Société Anonyme)

By: Giancarlo Aliberti__________________
Its: Vice Chairman and Managing Director___
By: Mathias Callice____________________
Its: Director__________________________

Stock Purchase Agreement

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SELLER:
TIM INTERNATIONAL, N.V.

By: Marco De Benedetti________________
Its: Director_________________________
By: Francesco Saverio Lobianco__________
Its: Director__________________________

Stock Purchase Agreement